UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

DIAMOND RESORTS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10600 West Charleston Boulevard

Las Vegas, Nevada 89135

(702) 684-8000

April 15, 2016

Dear Stockholder:

On behalf of the Board of Directors of Diamond Resorts International, Inc., we cordially invite you to attend the 2016 Annual Meeting of Stockholders of Diamond Resorts International, Inc., which will be held on May 24, 2016, at 2:00 p.m., Pacific Time, at The Cancun Resort, 8335 S Las Vegas Blvd, Las Vegas, NV 89123.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe matters that we expect will be acted upon at the Annual Meeting.

It is important that your views be represented, whether or not you are able to be present at the Annual Meeting. Please complete, sign and date the enclosed proxy card and promptly return it in the envelope provided, or vote via Internet or telephone according to the instructions on the proxy card, whether or not you plan to attend the Annual Meeting. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the recommendations of our Board of Directors contained in the Proxy Statement.

As discussed in the accompanying Proxy Statement, Lowell Kraff will no longer be serving on the Board following his current term, which ends at the Annual Meeting. Mr. Kraff has served on our Board and that of our predecessor since 2007, providing valuable insight and guidance. We thank him for his service.

We are gratified by your continued interest in Diamond Resorts International, Inc. and urge you to return your proxy card as soon as possible.

Sincerely,

Stephen J. Cloobeck	David F. Palmer

Chairman of the Board	Chief Executive Officer and President

Las Vegas, Nevada

April 15, 2016

10600 West Charleston Boulevard

Las Vegas, Nevada 89135

(702) 684-8000

April 15, 2016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 24, 2016

To the Stockholders of

Diamond Resorts International, Inc.:

The Annual Meeting of Stockholders of Diamond Resorts International, Inc. (the “Company”) will be held on May 24, 2016, at 2:00 p.m., Pacific time, at The Cancun Resort, 8335 S Las Vegas Blvd, Las Vegas, NV 89123, for the following purposes, as more fully described in the accompanying Proxy Statement:

(1) To re-elect each of Stephen J. Cloobeck and Robert Wolf and to elect Frankie Sue Del Papa to the Company’s Board of Directors, each for a three-year term expiring at the 2019 Annual Meeting of Stockholders;

(2) To approve, in a non-binding advisory vote, the compensation paid to our executives as set forth herein; and

(3) To ratify the appointment by the Board of Directors of independent registered public accounting firm BDO USA, LLP as the independent auditors of the Company’s financial statements for the year ending December 31, 2016.

Your vote is important. All stockholders are urged to attend the meeting in person or by proxy. Whether or not you expect to be present at the meeting, so that we can ensure that your vote will be counted, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided, or vote via Internet or telephone according to the instructions on the proxy card. Stockholders attending the meeting may vote in person even if they have previously returned proxy cards.

The Board of Directors has fixed the close of business on March 31, 2016 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

Jared T. Finkelstein

General Counsel and Corporate Secretary

Las Vegas, Nevada

April 15, 2016

10600 West Charleston Boulevard

Las Vegas, Nevada 89135

(702) 684-8000

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors (the “Board”) of Diamond Resorts International, Inc., a Delaware corporation, for use at its Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 2:00 p.m., Pacific time, at The Cancun Resort, 8335 S Las Vegas Blvd, Las Vegas, NV 89123, and at any adjournments or postponements thereof. You may obtain directions to the meeting location from our website www.diamondresorts.com in the “Investor Relations — Annual Meeting Materials” section, or by calling (702) 684-8000. This Proxy Statement and accompanying form of proxy are being mailed to stockholders on or about April 20, 2016. As used in this Proxy Statement, the terms “the Company,” “we,” “us” and “our” refer to Diamond Resorts International, Inc. and its subsidiaries.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2016

The Company’s Proxy Statement for the Annual Meeting of Stockholders

to be held on May 24, 2016 is available at:

www.diamondresorts.com/2016proxy

ABOUT THE MEETING

What proposals may I vote on at the Annual Meeting and how does the Board recommend I vote?

#	Proposal	Board Recommendation
1	To re-elect each of Stephen J. Cloobeck and Robert Wolf and to elect Frankie Sue Del Papa to the Company’s Board of Directors, each for a three-year term expiring at the 2019 Annual Meeting of Stockholders	FOR

2	To approve, in a non-binding advisory vote, the compensation paid to our executives as set forth herein	FOR

3	To ratify the appointment by the Board of Directors of independent registered public accounting firm BDO USA, LLP as the independent auditors of the Company’s financial statements for the year ending December 31, 2016	FOR

Who is entitled to vote?

Only stockholders of record as of the close of business on March 31, 2016 (the “record date”) are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. As of the record date for the Annual Meeting, we had 69,711,619 shares of our common stock outstanding, and there were no other outstanding classes of stock that are entitled to vote at the Annual Meeting. A record holder of outstanding shares of our common stock on the record date is entitled to one vote per share held on each matter to be considered. As a result, the total number of votes that may be cast by holders of our common stock for the proposals to be voted on at the Annual Meeting is 69,711,619 votes.

Shares held as of the record date include shares that are held directly in your name as the registered stockholder of record on the record date and those shares of which you are the beneficial owner on the record date and which are held through a broker, bank or other institution, as nominee, on your behalf, that is considered the stockholder of record of those shares.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record

If shares of our common stock are registered directly in your name with the transfer agent for our common stock, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares of our common stock.

Beneficial Owners

If shares of our common stock are held through a bank, brokerage firm or other nominee on your behalf, you are considered the beneficial owner of those shares (sometimes referred to as being held in “street name”). If you are a beneficial owner, your broker or other nominee that is considered the stockholder of record of those shares is making these proxy materials available to you with a request for your voting instructions. As the beneficial owner, you have the right to direct your broker or other nominee regarding how to vote your shares using the voting methods which the broker or other nominee offers as options. For a discussion of the rules regarding the voting of shares held by beneficial owners, please see the question below titled “How do I vote if I am a beneficial owner of shares and my broker, bank or other institution holds my shares in ‘street name’?”

How do I vote if I am a stockholder of record?

Stockholders of record can vote their shares by either voting in person at the Annual Meeting or by proxy according to the instructions on the enclosed proxy card. For your vote to count, your proxy card must be received, or your vote must be otherwise effected, prior to the date of the Annual Meeting. Accordingly, please vote as early as possible so that we can ensure that your vote will be counted at the Annual Meeting. A stockholder of record should complete and return the enclosed proxy card promptly in the envelope provided, or vote via Internet or telephone according to the instructions on the enclosed proxy card. Signing and returning the proxy card does not affect the right to vote in person at the Annual Meeting. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board contained in this Proxy Statement and on the proxy card.

Howard S. Lanznar and Jared T. Finkelstein, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board to serve in such capacity. Mr. Lanznar is the Company’s Executive Vice President and Chief Administrative Officer, and Mr. Finkelstein is the Company’s General Counsel and Secretary.

How do I vote if I am a beneficial owner of shares and my broker, bank or other institution holds my shares in “street name”?

If your shares are held in “street name,” your broker or other institution serving as nominee will send you a request for directions for voting those shares. Many brokers, banks and other institutions serving as nominees (but not all) participate in a program that offers Internet voting options and may provide you with a Notice of

Internet Availability of Proxy Materials. Follow the instructions on the Notice of Internet Availability of Proxy Materials to access our proxy materials online or to request a paper or email copy of our proxy materials. If you received these proxy materials in paper form, the materials included a voting instruction card so you can instruct your broker or other nominee how to vote your shares.

For a discussion of the rules regarding the voting of shares held by beneficial owners, please see the question below titled “What are ‘broker non-votes’?”

Can I revoke my proxy?

Yes. You can revoke your proxy and change your vote prior to the Annual Meeting by:

•	sending a written notice of revocation to our Secretary, Jared T. Finkelstein, at the address shown on the Notice of the Annual Meeting of Stockholders (which notification must be received by the close of business on May 23, 2016);

•	voting in person at the Annual Meeting (but attendance at the Annual Meeting will not by itself revoke a proxy); or

•	submitting a new, properly signed and dated proxy card with a later date (which proxy card must be received before the start of the Annual Meeting).

Who will count the votes?

A representative from Continental Stock Transfer & Trust Company, the transfer agent for our common stock, will act as the inspector of election who will count the votes at the Annual Meeting.

Is my vote confidential?

Your vote will not be disclosed except (1) as needed to permit the inspector of election to tabulate and certify the vote and (2) as required by law.

What quorum requirement applies?

There must be a quorum for the meeting to be held. The presence at the Annual Meeting, by person or by proxy, of stockholders holding a majority of our outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Accordingly, the presence of 34,855,810 shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum.

What vote is required to approve each proposal?

Proposal No. 1: Election of Directors. Assuming a quorum is present, to be elected, each of the director nominees, Stephen J. Cloobeck, Robert Wolf and Frankie Sue Del Papa, must receive a plurality of the votes of shares cast at the Annual Meeting. This means that the three nominees receiving the highest number of “FOR” votes will be elected. In other words, because there are no other candidates for election as directors other than the persons named in the enclosed proxy card and assuming each of those persons receives at least one vote, all of them will be elected to our Board. See “Have any stockholders agreed to vote for any of the proposals?” below.

Proposal No. 2: Approval, in a non-binding advisory vote, of the compensation paid to the Named Executive Officers as set forth herein. The affirmative vote of a majority of the votes of the shares present, in person or represented by proxy, and entitled to vote is required to approve, in a non-binding advisory vote, the compensation paid to the Named Executive Officers as set forth in this Proxy Statement. Although the advisory vote on compensation paid to the Named Executive Officers is non-binding, the Board will review the result of the vote and will take it into account in making a determination concerning executive compensation in the future.

Proposal No. 3: Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes of the shares present, in person or represented by proxy, and entitled to vote is required to ratify the appointment of BDO USA, LLP as the independent auditors of our financial statements for the year ending December 31, 2016.

Have any stockholders already agreed to vote for any of the proposals?

We and stockholders that, as of March 31, 2016 held an aggregate of approximately 27.0 million shares of our common stock, which represented approximately 38.7% of our outstanding common stock as of such date, are parties to a Stockholders’ Agreement, dated as of July 17, 2013, as amended (the “Stockholders Agreement”). Pursuant to the Stockholders Agreement, each stockholder party thereto agreed to cause the shares of our common stock held by such stockholder to be voted, in person or by proxy at any meeting of our stockholders called for such purpose, for all persons nominated by the Board. An irrevocable proxy has been granted to Stephen J. Cloobeck, our Chairman, and David F. Palmer, our President and Chief Executive Officer (and their designees), to vote the shares of our common stock held by the parties to the Stockholders Agreement in the manner described above, if the parties to the Stockholders Agreement fail to be counted as present or to vote their shares in the manner described above.

What other matters might arise at the meeting?

At the date of this Proxy Statement, the Board does not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. The proxies named in the proxy card are authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

What if I mark abstain on my proxy card for a proposal?

Abstentions marked on a proxy card will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present and for purposes of voting on each of Proposal No. 2 and Proposal No. 3. Accordingly, abstentions marked on a proxy card with respect to either Proposal No. 2 or Proposal No. 3 will have the same effect as votes against that Proposal. There will be no abstentions on Proposal No. 1.

What are “broker non-votes”?

Under the rules of the New York Stock Exchange (“NYSE”), member brokers that hold shares in street name for their customers that are the beneficial owners of those shares only have the authority to vote on certain “routine” items in the event that they have not received instructions from beneficial owners. Under NYSE rules, when a proposal is not a “routine” matter and a member broker has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm may not vote the shares on that proposal because it does not have discretionary authority to vote those shares on that matter. A “broker non-vote” is submitted when a broker returns a proxy card and indicates that, with respect to particular matters, it is not voting a specified number of shares on those matters, as it has not received voting instructions with respect to those shares from the beneficial owner and does not have discretionary authority to vote those shares on such matters. The shares of common stock as to which “broker non-votes” are submitted are not entitled to vote at the Annual Meeting with respect to the matters to which the “broker non-votes” apply. However, such shares will be included for purposes of determining whether a quorum is present at the Annual Meeting.

Each of Proposal No. 1 and Proposal No. 2 is considered a “non-routine” matter. As a result, brokers that do not receive instructions with respect to Proposal No. 1 or Proposal No. 2 from their customers will not be entitled to vote on that proposal; any such “broker non-votes” will have no effect on the voting on these proposals. Proposal No. 3 is considered a “routine” matter, and accordingly, brokers and other nominees will have discretionary authority to vote on that proposal.

The Board strongly encourages you to vote your shares and exercise your right to vote as a stockholder on each of the proposals.

Who can attend the Annual Meeting?

All stockholders of record as of March 31, 2016, or their duly appointed proxies, may attend. A list of stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order, showing the address of and number of shares registered in the name of each stockholder, will be available for review starting no later than May 14, 2016, and continuing until the Annual Meeting, at our principal executive offices located at 10600 West Charleston Boulevard, Las Vegas, Nevada 89135. Please note that, if you hold shares in “street name” (that is, through a broker or other nominee), you will need to bring valid picture identification and evidence of your beneficial ownership of our common stock as of the record date, such as a copy of a brokerage statement.

How will the results of voting be published?

We will disclose voting results by filing a current report on Form 8-K with the SEC within four business days following the Annual Meeting. If, on the date of filing that current report on Form 8-K, the inspector of elections for the Annual Meeting has not certified the voting results as final, we will indicate in the filing that the results are preliminary and publish the final results in a subsequent current report on Form 8-K, which we will file within four business days after the final voting results are known.

Our Annual Report to Stockholders for the year ended December 31, 2015, containing financial and other information pertaining to the Company, is being furnished to stockholders simultaneously with this Proxy Statement.

GOVERNANCE OF THE COMPANY

Is the Company party to any agreements affecting the governance of the Company?

In connection with our initial public offering in July 2013, we and certain stockholders that are party to the Stockholders Agreement and, as of March 31, 2016 collectively held approximately 28.6% of our outstanding common stock, entered into a Director Designation Agreement, dated as of July 17, 2013 (the “Director Designation Agreement”). Pursuant to the Director Designation Agreement, subject to its fiduciary duties, the Board agreed to take the following actions:

•	to nominate our Chief Executive Officer (currently David F. Palmer) for election to the Board;

•	so long as Cloobeck Diamond Parent, LLC (“CDP”) and its affiliates, collectively, beneficially own at least 10% of our outstanding common stock, to nominate a number of designees of CDP for election to the Board equal to the percentage of our common stock beneficially owned by CDP and its affiliates, multiplied by the number of directors on the Board, rounded up to the nearest whole number (up to a maximum of two); provided, however, that in the event our then-current Board determines in good faith, after consultation with outside legal counsel, that the nomination of any such designee would constitute a breach of its fiduciary duties to our stockholders, then the Board need not nominate such designee and CDP can designate another individual (who will also be subject to the same determination by the Board); and

•	so long as DRP Holdco, LLC, an investment vehicle managed by an affiliate of Guggenheim Partners, LLC, with members that are clients of an affiliate of Guggenheim Partners, LLC, and one of our largest stockholders (the “Guggenheim Investor”), and its affiliates, collectively, beneficially own at least 10% of our common stock, to nominate a number of designees of the Guggenheim Investor for election to the Board equal to the percentage of our common stock beneficially owned by the Guggenheim Investor and its affiliates, multiplied by the number of directors on the Board, rounded up to the nearest whole number (up to a maximum of two); provided, however, that in the event our then-current Board determines in good faith, after consultation with outside legal counsel, that the nomination of any such designee would constitute a breach of its fiduciary duties to our stockholders, then the Board need not nominate such designee and the Guggenheim Investor can designate another individual (who will also be subject to the same determination by the Board).

As a result, CDP is entitled to designate two nominees for election to the Board, who are currently Stephen J. Cloobeck and Lowell D. Kraff, the current term of each of whom ends at the Annual Meeting. After discussing the experience and expertise of the current members of the Board, in particular the significant depth of experience of current Board members (including Mr. Kraff) in the investment and financial services sectors, Messrs. Cloobeck and Kraff jointly determined that the Company and the Board would be best served by adding a new director with different skillsets. As a result, CDP did not designate Mr. Kraff for re-election to the Board at the Annual Meeting. Instead, CDP selected Ms. Del Papa, whose background includes service as the leader of large governmental organizations, along with Mr. Cloobeck, to serve as its designees pursuant to the Director Designation Agreement. See “Proposal No. 1 – Election of Directors – Nominees” for further information regarding Ms. Del Papa. In addition, the Guggenheim Investor is entitled to designate two nominees for election to the Board. The current designee of the Guggenheim Investor is Zachary D. Warren. Previously, B. Scott Minerd served as a member of the Board, as the second designee of the Guggenheim Investor, until his resignation effective July 28, 2015. The Guggenheim Investor has not appointed a second designee to replace Mr. Minerd and presently does not intend to designate a second nominee pursuant to the Director Designation Agreement.

In addition, as discussed under the question titled “Have any stockholders already agreed to vote for any of the proposals?” above, we and stockholders that, as of March 31, 2016, held approximately 38.7% of our outstanding common stock (including all of the stockholders party to the Director Designation Agreement) are parties to the Stockholders Agreement, pursuant to which each stockholder party thereto agreed to cause the shares of our common stock held by such stockholder to be voted for the nominees of the Board designated pursuant to the Director Designation Agreement described above and for all other persons nominated by the Board.

In addition, on January 6, 2015, we entered into a Master Agreement with Stephen J. Cloobeck, our Chairman of the Board, Hospitality Management and Consulting Service L.L.C. (“HM&C”), JHJM Nevada I, LLC (“JHJM”) and other entities controlled by Mr. Cloobeck or his immediate family members, pursuant to which at least through December 31, 2017, so long as Mr. Cloobeck is serving as a member of our Board, he will continue to serve as Chairman of the Board. See “Certain Relationships and Related Party Transactions — Master Agreement and HM&C Acquisition” below.

What are the consequences of ceasing to be an “emerging growth company?”

In 2015, we ceased to be an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (commonly referred to as the JOBS Act). Accordingly, we were required to include full executive compensation disclosure in our 2015 proxy statement; however, based upon transition rules, we were not required to hold an advisory vote on executive compensation until the Annual Meeting. See “Proposal No. 2: Approval, in a non-binding advisory note, of the compensation paid to the Named Executive Officers as set forth herein.” In addition, we were required to hold, at our 2015 annual meeting of stockholders, our first advisory vote on the frequency of future advisory votes on the Company’s executive compensation. At that annual meeting, approximately 93% of the votes cast on such proposal voted in favor of holding future advisory votes on executive compensation every year, as recommended by the Board of Directors. As a result, we intend to hold future advisory votes on executive compensation every year.

What principles has the Board established with respect to corporate governance?

The Board has carefully reviewed the corporate governance rules adopted by the Securities Exchange Commission (the “SEC”) and the NYSE and other corporate governance recommendations and has adopted the corporate governance documents described below.

•	Corporate Governance Guidelines. Our Corporate Governance Guidelines address, among other things, the Board’s composition, qualifications and responsibilities, independence of directors, stock ownership guidelines, director compensation and communications between stockholders and our directors.

•	Board Committee Charters. The Board has adopted charters for its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. See “What are the committees of the Board and what are their functions?” below.

•	Code of Ethics. Our Code of Ethics for Principal and Senior Financial Officers articulates standards of business and professional ethics applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer and all of our other senior financial officers. This Code functions as our “code of ethics for senior financial officers” under Section 406 of the Sarbanes-Oxley Act of 2002 and our “code of ethics” within the meaning of Item 406 of Regulation S-K.

Our Corporate Governance Guidelines, the Board Committee charters and our Code of Ethics are available in full text on our website at www.diamondresorts.com in the “Investor Relations — Corporate Governance” section. Our website also provides information on how to contact us and other items of interest to investors.

What is the composition of the Board?

Pursuant to our amended and restated certificate of incorporation and our amended and restated bylaws, our Board of Directors is divided into three classes with staggered three-year terms, with the terms of the directors of one class expiring at each annual meeting of our stockholders. The classes are currently composed as follows:

•	David J. Berkman, Jeffrey W. Jones and Hope S. Taitz are Class I directors, whose terms will expire at the 2017 annual meeting of stockholders;

•	David F. Palmer, Zachary D. Warren and Richard M. Daley are Class II directors, whose terms will expire at the 2018 annual meeting of stockholders; and

•	Stephen J. Cloobeck, Lowell D. Kraff and Robert Wolf are Class III directors, whose initial terms will expire at the Annual Meeting.

The Board has nominated Stephen J. Cloobeck and Robert Wolf for re-election and Frankie Sue Del Papa for election to the Board at the Annual Meeting, and is recommending that you re-elect each of Messrs. Cloobeck and Wolf and elect Ms. Del Papa (as a designee of CDP under the Director Designation Agreement) for a three-year term at the Annual Meeting. As discussed above under “Is the Company party to any agreements affecting the governance of the Company,” CDP did not designate Mr. Kraff for re-election to the Board at the Annual Meeting and instead selected Ms. Del Papa, along with Mr. Cloobeck, to serve as its designees pursuant to the Director Designation Agreement. As a result, Mr. Kraff has not been nominated for re-election to the Board at the Annual Meeting.

Which directors are independent and how does the Board make that determination?

We are subject to the listing requirements of the NYSE and, as a result, our board of directors is required to be composed of a majority of “independent directors,” as defined by the marketplace rules of the NYSE. Our board of directors has determined that each of David J. Berkman, Richard M. Daley, Jeffrey W. Jones, Hope S. Taitz, Robert Wolf and Frankie Sue Del Papa meets the applicable independence requirements for directors of the NYSE, and has determined that each of Stephen J. Cloobeck, David F. Palmer, Lowell D. Kraff (who is not standing for re-election) and Zachary D. Warren does not meet such standards.

The composition of each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, including as to the independence of each of the members of those committees, is discussed below under “What are the committees of the Board and what are their functions?”

In addition to the NYSE independence requirements, we also apply the independence guidelines set forth in our Corporate Governance Guidelines, which are available on our website at www.diamondresorts.com in the “Investor Relations — Corporate Governance” section and are substantially similar to the NYSE director independence requirements.

Do independent directors meet separately in regularly scheduled executive sessions?

Yes. The independent directors meet without the presence of any director who is not independent, for regularly scheduled sessions and at various other times throughout the year if deemed necessary.

How can I communicate with directors?

As set forth in our Corporate Governance Guidelines, stockholders or other interested parties may communicate with the Board, or any individual member or members of the Board, by sending a letter to Diamond Resorts International, Inc. Board of Directors, c/o Jared T. Finkelstein, Secretary, 10600 West Charleston Boulevard, Las Vegas, Nevada 89135. The Secretary will receive the correspondence and forward it to the Board or specified Board member or members to whom the communication is addressed.

How often did the Board meet in 2015?

During 2015, the Board met 11 times. Each current director who served on the Board during 2015 attended at least 75% of the aggregate of (1) the total number of meetings held by the Board during the period in which such individual was a director, and (2) the total number of meetings held by all committees of the Board on which such director served during the period in which such individual served on such committees.

What is the Company’s policy regarding Board members’ attendance at the Annual Meeting?

The Corporate Governance Guidelines provide that directors are expected to attend the Annual Meeting. The full text of the Corporate Governance Guidelines is available on our website at www.diamondresorts.com in the “Investor Relations — Corporate Governance” section.

What is the Board’s leadership structure, and why does the Board believe it is the best structure for the Company at this time?

While the Board does not have a formal policy requiring the separation of the positions of Chairman of the Board and Chief Executive Officer, currently the roles of the Chairman of the Board and the Chief Executive Officer are separated.

Our Chairman of the Board presides at all meetings of stockholders and all meetings of the Board, approves the agendas for all Board meetings, approves information sent to the Board as a whole and, if requested by significant stockholders of the Company, is available for consultation and direct communication with such stockholders (subject to compliance with applicable Company policies). Our Chief Executive Officer manages and directs the day-to-day operations of the Company, and is responsible for leading strategic business decisions. He also serves as a member of the Board and is the primary liaison between the Board and our management.

The Board believes that separation of the roles of Chairman of the Board and Chief Executive Officer is the best governance model for the Company at this time, because it allows our Chief Executive Officer to focus on his duties while benefitting from the Chairman’s significant experience with the Company and in the vacation ownership industry. Under our Corporate Governance Guidelines, however, the Board has the discretion to, and may in the future, determine that under certain circumstances it may be appropriate for the Chief Executive Officer to also serve as the Chairman of the Board.

Additionally, pursuant to the Corporate Governance Guidelines, due to the office of Chairman of the Board being held by Mr. Cloobeck, who does not meet applicable independence requirements for directors of the NYSE, the independent directors have designated David J. Berkman as the “Lead Director.” The Lead Director is an independent director who presides at meetings of the Board at which the Chairman of the Board and Vice Chairman of the Board are not present and at executive sessions of the independent directors, serves as liaison between the Chairman of the Board and the independent directors, approves information sent to the Board and approves meeting agendas and schedules for the Board. The Lead Director also has the authority to call meetings of the independent directors and, if requested by our significant stockholders, is required to be available for consultation and direct communication with such stockholders (subject to compliance with applicable Company policies).

What is the Board’s role in risk oversight?

From time to time, we are exposed to risks, including strategic, operational, financial, legal, regulatory and compliance risks. The Board as a whole, as well as the committees thereof, are responsible for overseeing our risk management process and evaluating whether this process, as designed, is adequate to effectively manage the risks that we face. Our management is responsible for developing and implementing the Company’s plans and processes for risk management and is responsible for preparing and delivering reports directly to the Audit Committee and the Board with respect to risk management.

Throughout the year, the Board and the committees to which it has delegated responsibility conduct risk assessments and discuss identified risks and how to eliminate or mitigate such risks, within such areas as operational, financial performance, financial reporting, legal, regulatory and strategic planning. The Board reviews with management its plans and processes for managing risk. In addition, while our Board is ultimately responsible for overseeing our risk management, the committees of our Board assist the Board in fulfilling this responsibility by evaluating and assessing risks within their respective areas of responsibility and advising the Board of any significant risks. For example, the Audit Committee focuses on assessing and mitigating financial risks, including risks related to internal control over financial reporting and disclosure controls and procedures. The Compensation Committee considers risks relating to the Company’s compensation programs and policies, and evaluates whether our compensation programs are designed so employees are incentivized to make decisions that lead to long-term value for our stockholders, without encouraging excessive risk-taking. The Nominating and Corporate Governance Committee evaluates whether proper corporate governance standards are maintained and whether the Board is comprised of qualified directors.

In February 2016, the Board formed an ad hoc Strategic Risk Committee, consisting of independent directors, to provide additional assistance to the Board with respect to its oversight of the business, affairs and management of the Company. It is anticipated that the Strategic Risk Committee will complete its activities by the date of the Annual Meeting. The Strategic Risk Committee anticipates that, prior to the termination of its activities, it will make a recommendation on whether a standing strategic risk committee should be established and/or whether any additional responsibilities should be assigned to the Audit Committee or any other committees of the Board with respect to risk oversight.

What are the committees of the Board and what are their functions?

The Board has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In addition, in 2016, the Board established two ad hoc committees: a Strategic Risk Committee and a Strategic Review Committee, in each case as discussed in further detail below. Each of these committees consists of only non-employee directors. The members of the standing committees of the Board are identified in the table below.

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
David J. Berkman*	X		X	(1)	X
Richard M. Daley					X
Jeffrey W. Jones	X		X
Hope S. Taitz	X	(1)	X		X	(1)
Robert Wolf			X		X

*	Lead Director
X	Committee Member
(1)	Committee Chair

Audit Committee

The current members of our Audit Committee are David J. Berkman, Jeffrey W. Jones and Hope S. Taitz, each of whom is “financially literate” and has accounting or financial-related expertise, in each case as required by the rules of the NYSE, and qualifies as an “audit committee financial expert,” as defined in SEC rules under the Sarbanes-Oxley Act of 2002. Our Board has determined that each of Messrs. Berkman and Jones and Ms. Taitz meets the independence requirements for audit committee members of the NYSE. The Audit Committee exercises oversight responsibility regarding the quality and integrity of our accounting and financial reporting processes and the auditing of our financial statements. In fulfilling this responsibility, the Audit Committee, among other things, selects the independent auditors, pre-approves any audit or non-audit services to be provided by the independent auditors, reviews the results and scope of the annual audit performed by the auditors and assesses processes related to risks and the control environment. The Audit Committee reports to the full Board regarding all of the foregoing. The Audit Committee operates pursuant to a written charter that is posted on our website at www.diamondresorts.com in the “Investor Relations — Corporate Governance” section. The Audit Committee held ten meetings in 2015. See “Audit Committee Matters.”

Mr. Wolf served as a member of the Audit Committee until May 19, 2015, the date that the Board elected Mr. Jones to serve as a member of the Audit Committee and elected Ms. Taitz to serve as the Chair of the Audit Committee. The Board affirmatively determined that Mr. Wolf was “financially literate,” as required by the rules of the NYSE and met the independence requirements for audit committee members of the NYSE.

Compensation Committee

The current members of our Compensation Committee are David J. Berkman, Jeffrey W. Jones, Hope S. Taitz and Robert Wolf, each of whom meets the independence requirements of the NYSE and the charter for our Compensation Committee. Pursuant to its charter, the Compensation Committee has the primary responsibility for a range of issues regarding compensation, including: (1) reviewing and approving the corporate goals and objectives relating to the compensation and benefits for the Company’s Chief Executive Officer and other executive officers; (2) coordinating an annual review of the performance of our Chief Executive Officer and our other executive officers relative to the established corporate goals and objectives, and determining and approving compensation paid to our Chief Executive Officer and our other executive officers based upon such evaluation; (3) overseeing the administration of, and making awards under, the Company’s equity compensation plans; provided, that the committee may delegate its responsibilities relating to awards under the Company’s equity compensation plans to such persons as permitted by applicable law, the terms of the applicable plan and the provisions of the Company’s Equity Award Approval Policy; and (4) recommending to the Board the compensation to be paid to non-employee directors. The Compensation Committee reports to the full Board regarding the foregoing matters. The Compensation Committee operates pursuant to a written charter that is posted on our website at www.diamondresorts.com in the “Investor Relations — Corporate Governance” section. The Compensation Committee held seven meetings in 2015.

Mr. Daley served as a member of the Compensation Committee until May 19, 2015, the date that the Board elected Mr. Jones to serve as a member of the Compensation Committee and elected Mr. Berkman to serve as the Chair of the Compensation Committee. The Board affirmatively determined that Mr. Daley met the independence requirements of the NYSE and the charter for our Compensation Committee.

Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are David J. Berkman, Richard M. Daley, Hope S. Taitz and Robert Wolf, each of whom meets the applicable independence requirements of the NYSE and the charter for our Nominating and Corporate Governance Committee. On May 19, 2015, the Board appointed Mr. Daley to serve as a member of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has the primary responsibility for a range of issues, including: (1) identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board; (2) recommending to the Board the nominees for election to the Board at each annual meeting of stockholders (subject to the provisions of the Director Designation Agreement) and filling vacancies on the Board; (3) reviewing nominees for Board membership submitted by stockholders of the Company; (4) advising the Board with respect to Board composition, procedures and committees; (5) recommending directors to serve on each Board committee; (6) overseeing the annual evaluation of the Company’s management and the annual self-evaluation of the Board and the committees of the Board; and (7) reviewing and recommending any necessary updates or modifications to the corporate governance-related policies of the Company, and otherwise taking a leadership role in shaping the corporate governance of the Company. The Nominating and Corporate Governance Committee reports to the full Board regarding the foregoing matters. The Nominating and Corporate Governance Committee operates pursuant to a written charter that is posted on our website at www.diamondresorts.com in the “Investor Relations — Corporate Governance” section. The Nominating and Corporate Governance Committee held four meetings in 2015.

Strategic Risk Committee

The Board established our Strategic Risk Committee in February 2016. Hope S. Taitz currently serves as the Chair of our Strategic Risk Committee, and the other current members of the committee are David J. Berkman, Jeffrey W. Jones and Robert Wolf. Each of the members of our Strategic Risk Committee meets the independence requirements of the NYSE. See “What is the Board’s role in risk oversight?” above for further information regarding the Strategic Risk Committee. As indicated above, the Strategic Risk Committee is expected to complete its activities by the date of the Annual Meeting. The Strategic Risk Committee reports to the full Board regarding the matters addressed by the committee.

Strategic Review Committee

The Board established our Strategic Review Committee in February 2016. Hope S. Taitz and Robert Wolf currently serve as Co-Chairs of the Strategic Review Committee, and the other current members of the committee are David J. Berkman and Jeffrey W. Jones. Each of the members of our Strategic Review Committee meets the independence requirements of the NYSE. The Strategic Review Committee was formed to assist the Company in exploring strategic alternatives to maximize shareholder value, and has the primary responsibility for a range of matters relating thereto, including evaluating, reviewing and determining the advisability of any potential transaction and recommending to the full Board what action or actions, if any, should be taken with respect to any potential transaction. The Strategic Review Committee is expected to continue its activities only until the Company completes its exploration of strategic alternatives. The Strategic Review Committee reports to the full Board regarding the foregoing matters.

How are nominees for the Board selected?

Pursuant to the Director Designation Agreement, subject to its fiduciary duties, the Board agreed to nominate (i) our Chief Executive Officer, (ii) two individuals designated by CDP and (iii) two individuals designated by the Guggenheim Investor (although the Guggenheim Investor is currently only designating one individual). See “Is the Company party to any agreements affecting the governance of the Company” above for further information regarding the Director Designation Agreement. Apart from such nominees, the Nominating and Corporate Governance Committee evaluates and recommends to the Board nominees for election to the Board at each annual meeting of the stockholders, including nominees for re-election. The Nominating and Corporate Governance Committee considers many factors when evaluating candidates for election to the Board, including that the proper skills, experiences and competencies are represented on the Board and its committees and that the composition of the Board and each such committee satisfies applicable legal requirements. Among other criteria, the Nominating and Corporate Governance Committee considers a candidate’s independence, ability to exercise business judgment, applicable industry knowledge and experience, other relevant business or professional experience and the ability to offer our management meaningful advice and guidance based on that experience, stockholder relationships and the core competencies or technical expertise necessary for our committees. Additionally, while we do not have a formal policy mandating the consideration of diversity in identifying or evaluating director nominees, directors or the Board as a whole, under our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee considers factors such as diversity when evaluating directors, director candidates and the overall composition of the Board, with diversity being broadly understood by the Board to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, including gender, race and ethnicity differences, as well as other differentiating characteristics. The director qualification standards that the Nominating and Corporate Governance Committee uses when considering candidates are included in the Corporate Governance Guidelines available on our website at

www.diamondresorts.com in the “Investor Relations — Corporate Governance” section. The Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a nominee. However, we do believe that all members of the Board should have the highest personal and professional ethics, a commitment to representing the long-term interests of the stockholders and sufficient time to devote to Board matters.

The Nominating and Corporate Governance Committee considers candidates for the Board from any reasonable source, including stockholder recommendations and recommendations from current directors and executive officers. The Nominating and Corporate Governance Committee does not evaluate candidates differently based on who has proposed the candidate (except as provided in the Director Designation Agreement). After considering candidates and assessing any material relationships with the Company or third parties that might adversely impact independence and objectivity, as well as such other criteria as the Nominating and Corporate Governance Committee determines to be relevant at the time, the Nominating and Corporate Governance Committee determines which candidates to recommend to the Board for nomination (subject to the Director Designation Agreement).

How can a stockholder recommend a candidate for nomination as a director of Diamond Resorts International, Inc.?

Stockholders who wish to nominate a qualified director candidate should write to us at our principal executive offices. The procedures to submit stockholder proposals and candidates for nomination to the Board for the 2017 annual meeting of stockholders are described under the section entitled “Miscellaneous and Other Matters — Deadlines for Submission of Proxy Proposals of Stockholders and Stockholder Nominations of Directors.”

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board currently consists of nine directors. Article Fifth of our Certificate of Incorporation provides that the business and affairs of the Company shall be managed by, or under the direction of, a board of directors consisting of no less than three and no more than 13 directors. The directors are divided into three classes, Class I, Class II and Class III, with each class having three directors. The terms of the Class I directors and the Class II directors will expire at the 2017 and 2018 annual meetings of stockholders, respectively. The initial term of office of the Class III directors will expire at the Annual Meeting. At the Annual Meeting, each of Stephen J. Cloobeck, Robert Wolf and Frankie Sue Del Papa is nominated to be elected for a term of three years expiring at the 2019 annual meeting of stockholders and until his or her successor is elected and qualified (or until his or her earlier resignation or removal). Mr. Kraff has not been nominated for re-election to the Board at the Annual Meeting. See “Is the Company party to any agreements affecting the governance of the Company” above for further information regarding the Director Designation Agreement and the director designees thereunder. Following Mr. Kraff’s departure from the Board, the Company does not expect to appoint a director to serve as Vice Chairman of the Board.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT TO SERVE AS OUR DIRECTORS FOR A THREE-YEAR TERM.

The directors whose terms of office expire in 2017 and 2018 will continue to serve after the Annual Meeting until such time as their respective terms of office expire and their successors are duly elected and qualified (or until their earlier resignation or removal). See “Other Continuing Directors” below.

If at the time of the Annual Meeting a nominee should be unable or declines to serve, the person named in the proxy will vote for such substitute nominee as the Board recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board, as the Board recommends. The Board has no reason to believe that any nominee for election at the Annual Meeting will be unable or will decline to serve as a director if elected.

The following table lists the nominees for election to the Board, the other current members of the Board, their ages, their positions with us, the year each was first elected as a director, the expiration of their current terms and the years of the annual meetings for which their terms are to expire following the Annual Meeting.

Name	Age	Position with Company	Served as Director Since	Term Expires Prior to Annual Meeting	Term Expires After Annual Meeting	Class of Director
Nominees:
Stephen J. Cloobeck	54	Chairman of the Board	2007(1)	2016	2019	III
Robert Wolf	54	Director	2013	2016	2019	III
Frankie Sue Del Papa	66	Director Nominee	—	—	2019	III

Other Continuing Directors:
David J. Berkman	54	Director	2013	2017	2017	I
Hope S. Taitz	51	Director	2013	2017	2017	I
Jeffrey W. Jones	54	Director	2015	2017	2017	I
David F. Palmer	54	Chief Executive Officer, President and Director	2007(1)	2018	2018	II
Richard M. Daley	73	Director	2013	2018	2018	II
Zachary D. Warren	42	Director	2010(1)	2018	2018	II

Non-Continuing Director:

Lowell D. Kraff(2)	55	Vice Chairman of the Board	2007(1)	2016	—	III

(1)	Includes service as a member of the board of directors of Diamond Resorts Parent, LLC, the predecessor to the Company (“Diamond LLC”) through which we operated our business until the consummation of our initial public offering in July 2013.
(2)	Mr. Kraff has not been nominated for re-election to the Board at the Annual Meeting. See “Is the Company party to any agreements affecting the governance of the Company” above for further information regarding the Director Designation Agreement and the director designees thereunder.

Below are the biographies for our director nominees, including information concerning their specific experiences, qualifications, attributes and skills that led the Board to conclude that the nominee should continue to serve on the Board:

Nominees

Stephen J. Cloobeck served as Chairman of the board of managers of Diamond LLC from April 2007 until the merger of Diamond LLC with and into the Company in July 2013, and has served as our Chairman of the Board since the inception of the Company in January 2013. Until January 2015, Mr. Cloobeck provided strategic oversight and direction for our hospitality services, including services provided to our managed resorts. From April 2007 through December 2012, Mr. Cloobeck also served as Chief Executive Officer of Diamond LLC. Mr. Cloobeck has over 30 years of experience in the vacation ownership industry, and the development, construction, management, operations, marketing and sales of real estate properties, including vacation ownership resorts, hotels, retail shopping centers, office and apartment buildings. Mr. Cloobeck coordinated the development of the Polo Towers Resort and spearheaded the design of Marriott’s Grand Chateau vacation ownership resort, through Diamond Resorts, LLC, a group of affiliated companies, that was founded in 1999. Mr. Cloobeck is a member of the American Resort Development Association (ARDA) and is active in a wide range of community affairs on the local, state and national levels. In September 2010, Mr. Cloobeck was appointed by the United States Secretary of Commerce, Gary Locke, as a director to the Corporation for Travel Promotion for the United States and was elected chairman of the board in October 2010. Mr. Cloobeck was also a member of the board of directors for the Nevada Cancer Institute from 2003 to 2010, serving as chairman of the board for the last year that he was on the board. In addition, Mr. Cloobeck has worked with many charities and civic organizations, including the Prostate Cancer Foundation, Kids Charities.org, the Police Athletic League, Boy Scouts of America, Inner City Games, the Alzheimer’s Association, the Andre Agassi Charitable Foundation, and Autism Speaks, and is a founder of the Brent Shapiro Foundation for Drug Awareness. Mr. Cloobeck received a B.A. in Psychobiology from Brandeis University.

The Board believes that Mr. Cloobeck, as our founder and the former Chief Executive Officer of Diamond LLC, should continue to serve as a director because of Mr. Cloobeck’s unique understanding of the opportunities and challenges that we face and his in-depth knowledge about our business, including our customers, operations, key business drivers and long-term growth strategies, derived from his 30 years of experience in the vacation ownership industry and his service as our founder and former Chief Executive Officer.

Robert Wolf has served as a member of the Board since the consummation of our initial public offering in July 2013. Mr. Wolf is the founder and Chief Executive Officer of 32 Advisors, LLC, a New York-based, global consulting firm providing senior executives with strategic intelligence and actionable guidance on a broad spectrum of issues affecting immediate and long-term growth and success. Mr. Wolf spent 18 years at UBS, a global financial services firm, prior to leaving UBS and forming 32 Advisors, LLC in August 2012. He held several senior positions at UBS, including Global Head of Fixed Income, Chairman and CEO of UBS Americas, and President and Chief Operating Officer of UBS Investment Bank. He joined UBS in 1994 after spending approximately 10 years at Salomon Brothers in Fixed Income Sales and Trading. Mr. Wolf was a member of President Obama’s Council on Jobs and Competitiveness from 2011 through 2013 and a member of the President’s Economic Recovery Advisory Board from 2009 through 2011 and was on the Homeland Security Advisory Council’s Border Infrastructure Task Force in 2012. In June 2013, President Obama appointed Mr. Wolf to the President’s Export Council. He is also a member of the Council on Foreign Relations and is a graduate member of the Committee Encouraging Corporate Philanthropy, and serves on the Undergraduate Executive Board of the Wharton School, the Athletics Board of Overseers at the University of Pennsylvania and the advisory committee of Wisekey, a global digital technology company. In addition, he serves on the boards of a number of non-profit institutions, including the Robert F. Kennedy Center for Social Justice & Human Rights (as vice chairman), the Partnership for NYC and the Leadership Council for the Multiple Myeloma Research Foundation. Mr. Wolf graduated from the Wharton School of the University of Pennsylvania with a B.S. in Economics in 1984. Mr. Wolf is a member of the Nominating and Corporate Governance Committee, the Compensation Committee and the Strategic Risk Committee and is a Co-Chair for the Strategic Review Committee.

The Board believes that Mr. Wolf should continue to serve as a director because of his experience in the financial services and investment banking industries, as well as his experience offering economic advice and guidance to the President of the United States and other individuals and entities.

Frankie Sue Del Papa is currently an attorney in private practice and has been providing consulting services to a number of companies on a variety of issues since 2003. Ms. Del Papa is a former Nevada Attorney General, having served in that position from 1991 through 2002, and a former Nevada Secretary of State, having served in that position from 1987 through 1990. Ms. Del Papa is also a former Regent of the University of Nevada System of Higher Education and has taught public policy courses at the University of Nevada, Reno. Ms. Del Papa earned a Bachelor’s Degree from the University of Nevada, Reno and earned a J.D. from the George Washington University Law School.

The Board believes that Ms. Del Papa should serve as a director due to the experience and expertise she acquired through her service as the Secretary of State and Attorney General for the State of Nevada and as a practicing attorney. Specifically, the Board believes that her service as the leader of large governmental organizations, where, among other things, she prepared and executed upon budgets and supervised financial officers, will enable her to provide valuable insight with respect to our business and operations. Furthermore, the Board believes that such experience and background will be particularly beneficial in respect of the Board’s ongoing role in risk oversight.

Other Continuing Directors

David J. Berkman has served as a member of the Board since the consummation of our initial public offering in July 2013. Since 2000, Mr. Berkman, has served as the managing partner of Associated Partners, LP, a private equity firm engaged in the telecommunications, media and internet market segments. He has also served as member of the board of directors of Entercom Communications Corp., a publicly held radio broadcasting company, since its initial public offering in 1999, and is currently the chairman of its compensation committee and a member of both the audit and nominating and governance committees. Mr. Berkman has also served as a member of the board of directors of Actua Corporation (formerly ICG, Corp.), a multi-vertical cloud company, since 2001, and is currently the chairman of its compensation committee and a member of its nominating and governance committee. Additionally, Mr. Berkman has been a member of the board of managers of Franklin Square Holdings, LP, a holding company which owns the manager of funds involved in the credit and energy markets, since 2011. He is also an advisory board member, and was the initial anchor investor, of First Round Capital, an early stage venture capital fund. Civically, Mr. Berkman serves on the Board of Overseers for the University of Pennsylvania School of Engineering and Applied Science. Mr. Berkman received a B.S. in Economics from the Wharton School of the University of Pennsylvania with a concentration in Finance and Entrepreneurial Management. Mr. Berkman serves as the Lead Director of the Board and is the Chair of the Compensation Committee, a member of the Audit Committee, the Nominating and Corporate Governance Committee, the Strategic Risk Committee and the Strategic Review Committee, and qualifies as an “audit committee financial expert” as defined in SEC rules under the Sarbanes Oxley Act of 2002.

The Board believes that Mr. Berkman should continue to serve as a director because of his deep experience in private equity markets and his significant experience with mergers and acquisitions, corporate finance, financial reporting and accounting and controls, which he has acquired from nearly 20 years holding executive and management positions with investment and private equity firms. In addition, our Board believes that Mr. Berkman’s nearly 15 years of experience serving as a director on various other boards and committees will enable him to offer valuable expertise in matters relating to our corporate governance and board responsibilities.

Richard M. Daley has served as a member of the Board since the consummation of our initial public offering in July 2013. Mr. Daley has spent his career in public service. From his initial election in 1989 through his decision to retire from government in May 2011, he served as Mayor of Chicago, one of the world’s largest cities, managing all aspects of a complex governmental organization, including a multi-billion dollar budget and over 30 departments with over 35,000 employees. Mr. Daley is currently the executive chairman of Tur Partners LLC, an investment and advisory firm focusing on sustainable solutions within the urban environment, a position he has held since May 2011. He has also been Of Counsel at Katten Muchin Rosenman LLP since June 2011. Additionally, in October 2011, he was appointed a senior advisor to JPMorgan Chase & Co., where he chairs the Global Cities Initiative, a joint project of JPMorgan Chase & Co. and the Brookings Institution to help cities identify and leverage their greatest economic development resources. Mr. Daley also has been a distinguished senior fellow at the University of Chicago Harris School of Public Policy since May 2011, and has served as a member of the International Advisory Board for the Russian Direct Investment Fund since September 2011. Since his retirement as Mayor of Chicago, he has continued a focus on developing international relationships, particularly in China through efforts such as the Chicago-China Friendship Initiative Campaign. Mr. Daley also serves as a member of the board of directors of The Coca-Cola Company, a multinational beverage corporation listed on the NYSE, and until September 2014, Mr. Daley served as a member of the board of directors of Ind Cor Properties, a Chicago based real estate investment trust. Mr. Daley received a J.D. from the DePaul University College of Law in 1968. Mr. Daley is a member of the Nominating and Corporate Governance Committee.

The Board believes that Mr. Daley should continue to serve as a director because of his expertise and experience managing the diverse operations (and associated risks) of a large, complex organization, which he acquired through his service as the mayor of Chicago. The Board also believes that Mr. Daley’s international experience, including his experience developing relationships in China, will be valuable to us as we expand our business into new geographic markets.

Jeffrey W. Jones became a member of the Board, effective immediately following the 2015 annual meeting of stockholders. From 2003 to 2012, Mr. Jones served as the Chief Financial Officer for Vail Resorts, Inc., a publicly held resort management company, and also served as a member of the board of directors of Vail Resorts, Inc. from 2008 through 2012. In addition, later in his tenure at Vail Resorts, Inc., Mr. Jones served as President — Lodging, Retail and Real Estate. Mr. Jones is currently a member of the board of directors and chairs the audit committee and is a member of the compensation committee for Noodles & Company, a publicly held fast-casual restaurant chain with over 490 locations system wide. Mr. Jones also serves on the board of directors and chairs the audit and finance committee and is a member of the compensation committee of Hershey Entertainment and Resorts, a privately held entertainment and hospitality company. In addition, Mr. Jones is a member of the board of directors of Summit Hotel Properties, a publicly held real estate investment trust, where he is chairman of the audit committee and a member of the nominating and corporate governance committee and the compensation committee. He is also a member of the US Bank Advisory Board and is a member of the board of the Leeds School of Business, University of Colorado Boulder. Prior to joining Vail Resorts, Inc., Mr. Jones held chief financial officer positions with Clark Retail Enterprises and Lids Corporation. Mr. Jones received a BA in Accounting and American Studies from Mercyhurst College and is a member of the American Institute of Certified Public Accountants (AICPA). Mr. Jones is a member of the Audit Committee, the Compensation Committee, the Strategic Risk Committee and the Strategic Review Committee and qualifies as an “audit committee financial expert” as defined in SEC rules under the Sarbanes Oxley Act of 2002.

The Board believes Mr. Jones should continue to serve as a director because of his significant management, financial and hospitality industry experience and expertise, which he has acquired through his 15 years as a chief financial officer, including 10 years as chief financial officer and four years as a director, as well as president of lodging, retail and real estate, of a publicly held resort management company. In addition, Mr. Jones’s other experience as a public company director and audit committee member and chair provides the Board with perspective into corporate governance best practices.

David F. Palmer served as President of Diamond LLC from September 2010 until the merger of Diamond LLC with and into the Company in July 2013. Mr. Palmer was appointed Chief Executive Officer of Diamond LLC effective as of January 1, 2013, and served as a member of the board of managers of Diamond LLC from April 2007 until the merger of Diamond LLC with and into the Company in July 2013. Mr. Palmer has served as our President and Chief Executive Officer, and as a member of the Board, since the inception of the Company in January 2013. Mr. Palmer served as an Executive Vice President of Diamond LLC from April 2007 through his appointment as President in September 2010, and as Chief Financial Officer of Diamond LLC from April 2007 through December 2012. Mr. Palmer has over 25 years of experience as a private equity/financial professional. Mr. Palmer served as a managing director of Trivergance, LLC, which he co-founded with Mr. Kraff, from its formation in June 2006 to July 2010. From September 2002 to December 2006, he served as a member of Onyx Capital Ventures, LLC, a private equity firm and minority business enterprise that specialized in investing in middle-market minority business enterprises. From 1996 to 2002, he was a principal of Vision Capital Partners, LLC, together with Mr. Kraff, and was a founder of Velocity Capital, LLC. Both merchant banking partnerships focused on early stage venture capital and private equity investments. From 1989 to 1999, Mr. Palmer served as vice president of corporate development for Farley Industries, Inc., a diversified holding company with interests in the automotive, industrial and apparel industries. From 2003 to 2006, Mr. Palmer served as Chairman of the Board of Directors of CiDRA Corporation, an industrial and optical services provider to the oilsands, minerals processing and pulp and paper industries. Mr. Palmer received an A.B. in Physical Chemistry from Hamilton College and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University.

The Board believes that Mr. Palmer should continue to serve as a director because of his significant executive experience, his financial and investment expertise and his extensive knowledge of our business and operations, which he has acquired through his service as our Chief Executive Officer and former Chief Financial Officer.

Hope S. Taitz has served as a member of the Board since her appointment to the Board in August 2013. After graduating from the University of Pennsylvania, majoring in economics with a concentration in marketing,

Ms. Taitz began her investment banking career, first as a mergers and acquisitions analyst and then as an associate at Drexel Burnham Lambert from 1986 to 1990. Ms. Taitz continued as a Vice President at The Argosy Group (now part of the Canadian Imperial Bank of Commerce) from 1990 to 1992 and as a Managing Director at Crystal Asset Management from 1992 to 1995. From 1995 to 2004, Ms. Taitz was managing partner of Catalyst Partners, L.P., a money management firm focused on special situations in both debt and equity in sectors including retail, consumer and specialty finance. Ms. Taitz currently acts as a consultant in the retail/consumer industries and serves as a director at MidCap FinCo Holdings Limited, MidCap FinCo Limited, MidCap Funding I (Ireland) Limited, MidCap FinCo Intermediate Holdings Ltd, Apollo Residential Mortgage, Inc., Athene USA Corporation, Athene Annuity and Life Company, Athene Life Insurance Company of New York, Athene Annuity and Life Assurance Company of New York, Athene Annuity & Life Assurance Company, Athene Life Re Ltd. and Athene Holding Ltd. Ms. Taitz also served as an external director and was a member of the audit committee for Lumenis Ltd. prior to it going private in October 2015. In addition, Ms. Taitz is a founding executive member of Pencils of Promise as well as the Youth Renewal Fund. Ms. Taitz is the Chair of the Audit Committee, the Nominating and Corporate Governance Committee and the Strategic Risk Committee, a Co-Chair of the Strategic Review Committee, a member of the Compensation Committee and qualifies as an “audit committee financial expert” as defined in SEC rules under the Sarbanes Oxley Act of 2002.

The Board believes that Ms. Taitz should continue to serve as a director because her business and marketing experience and her extensive investment and analytical expertise, which she has acquired through her years of experience in the investment banking industry, provides the Board with valuable insight when reviewing potential acquisitions, joint ventures and other strategic transactions and in making other strategic and operational decisions. In addition, Ms. Taitz’s other experience as a public company director provides the Board with perspective into corporate governance best practices.

Zachary D. Warren served as a member of the board of managers of Diamond LLC from June 2010 until the merger of Diamond LLC with and into the Company in July 2013, and has served on our Board since the inception of the Company in January 2013. In April 2004, Mr. Warren joined Guggenheim Partners, LLC, where he has participated in numerous financings and currently serves as a senior managing director. Mr. Warren has over 15 years of experience in the equity and corporate debt markets, with a focus on making direct debt investments in middle-market companies. Mr. Warren received a B.A. in Economics from the College of William and Mary and an M.B.A. from the Anderson School at UCLA.

The Board believes that Mr. Warren should continue to serve as a director because of his financial and investment expertise, experience in the equity and corporate debt markets and his extensive knowledge of our business and operations, which he has acquired through his service as a member of the board of managers of Diamond LLC. As a senior managing director of one of the world’s most prominent financial services firms, Mr. Warren also contributes general expertise in investment evaluation and management, enhancement of balance sheet and financial strength, entrepreneurialism, management of credit and credit agreements and management of banking and investment banking relationships.

Arrangements or Understandings Regarding Service as a Director

Pursuant to the Director Designation Agreement, subject to its fiduciary duties, the Board agreed to nominate (i) our Chief Executive Officer, (ii) two individuals designated by CDP and (iii) two individuals nominated by the Guggenheim Investor (although the Guggenheim Investor is currently only designating one individual). See “Is the Company party to any agreements affecting the governance of the Company” above for further information regarding the Director Designation Agreement. In addition, pursuant to the Master Agreement, at least through December 31, 2017, so long as Stephen J. Cloobeck is serving as a member of the Board, he has the right to serve as Chairman of the Board. In addition, we and stockholders that, as of March 31, 2016 held approximately 38.7% of our outstanding common stock, are parties to the Stockholders Agreement, pursuant to which each stockholder party thereto agreed to cause the shares of our common stock held by such stockholder to be voted for the nominees of the Board designated pursuant to the Director Designation Agreement described above and for all other persons nominated by the Board.

PROPOSAL NO. 2

APPROVAL, IN A NON-BINDING ADVISORY VOTE, OF THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation paid to the Named Executive Officers. This non-binding advisory vote, commonly referred to as “Say-on-Pay,” is not intended to address any specific item of compensation, but instead relates to the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

Our executive compensation program is intended to provide competitive levels of total compensation to attract, reward and retain qualified executives who are critical to our long-term success. The executive compensation program is also designed to motivate these individuals to achieve short-term and long-term corporate objectives, align the financial interests of our executives, including the Named Executive Officers, and our stockholders and enhance stockholder value. We believe that our executive compensation program supports our overall performance goals, as well as our core values and culture.

As an advisory vote, the Say-on-Pay resolution is not binding on the Company. The approval or disapproval of this proposal by stockholders will not require the Board or the Compensation Committee to take any action regarding our executive compensation practices. The final decision on the compensation and benefits of our executive officers and on whether, and if so how, to address any stockholder approval or disapproval remains with the Board and the Compensation Committee. The Board, however, values the opinions of our stockholders as expressed through their votes and other communications. Accordingly, the Board, as well as the Compensation Committee, will review and consider the results of the “Say-on-Pay” vote, the opinions of our stockholders and other relevant factors in making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL, IN A NON-BINDING ADVISOY VOTE, OF THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS AND THE FOLLOWING RESOLUTION:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

EXECUTIVE OFFICERS

The following sets forth certain information regarding the executive officers of the Company. Information pertaining to Mr. Palmer, who is both a director and the Chief Executive Officer and President of the Company, may be found in the “Other Continuing Directors” section of Proposal No. 1 above. The Board elects officers annually. For more information pertaining to the employment agreements and compensation of our executive officers, see “Executive Compensation” below.

The following table lists the current executive officers of the Company, their ages, their positions with the Company and the year each was first serving as an executive officer.

Name	Position	Age	Executive Officer Since
David F. Palmer	Chief Executive Officer and President	54	2007	(1)

C. Alan Bentley	Executive Vice President and Chief Financial Officer	56	2013	(1)

Howard S. Lanznar	Executive Vice President and Chief Administrative Officer	60	2012	(1)

Steven F. Bell	Executive Vice President, Human Resources	66	2014

Michael A. Flaskey	Executive Vice President and Chief Marketing and Sales Officer	48	2014

Brian P. Garavuso	Executive Vice President and Chief Information Officer	53	2014

Ronan O’Gorman	Executive Vice President of Global Resort Operations	59	2014

(1)	For each individual, includes service as an executive officer of Diamond LLC.

C. Alan Bentley served as Executive Vice President and Chief Financial Officer of Diamond LLC from January 1, 2013 until the merger of Diamond LLC with and into the Company in July 2013. Mr. Bentley has served as our Executive Vice President and Chief Financial Officer since the inception of the Company in January 2013. In addition, since September 2008, Mr. Bentley has served in various officer capacities, including as Executive Vice President, and as a director, of certain subsidiaries of the Company. Until December 2014, Mr. Bentley was also a partner at Mackinac Partners, LLC, a financial advisory firm, which provided services to Diamond LLC from April 2007 until the merger of Diamond LLC with and into the Company in July 2013, and now provides services to the Company. Mr. Bentley has over 30 years of broad-based business experience, with extensive expertise in the areas of corporate restructuring, business management and strategic planning, complex financing transactions, capital formation, mergers and acquisitions, and financial and SEC reporting. Prior to joining Mackinac Partners, LLC, Mr. Bentley was a managing director at KPMG LLP and a senior manager at Arthur Andersen & Co. In addition, Mr. Bentley previously served as Executive Vice President and Chief Financial Officer of Swifty Serve Corporation and Pic N’ Save, Inc. Mr. Bentley received a B.S. in Accounting from Western Kentucky University. Mr. Bentley is a Certified Public Accountant.

Howard S. Lanznar, who joined Diamond LLC in September 2012, was its Executive Vice President and Chief Administrative Officer until the merger of Diamond LLC with and into the Company in July 2013, and he has served as our Executive Vice President and Chief Administrative Officer since the inception of the Company. Through August 2014, Mr. Lanznar was a partner of Katten Muchin Rosenman LLP, with which he has been associated for over 30 years (previously serving as Chair of that firm’s National Corporate Practice), and he is now Of Counsel at that firm. He has also served as general counsel of Fruit of the Loom, Inc., an international apparel company. Preceding his legal career, he worked in marketing management for the Procter & Gamble Company. Mr. Lanznar received a B.A. in Philosophy from Amherst College, where he was elected to Phi Beta Kappa, and a law degree from the University of Chicago Law School, where he was a member of The University of Chicago Law Review.

Steven F. Bell served in senior human resources positions, including as Executive Vice President — Human Resources, with Diamond LLC and its predecessor from May 2006 until the merger of Diamond LLC with and into the Company in July 2013. Mr. Bell has served as our Executive Vice President — Human Resources since the inception of the Company in January 2013. Prior to joining Diamond LLC, Mr. Bell held top level executive Human Resources positions for various companies in hospitality, finance and administration, including Caesars Entertainment, Inc., Teligent, American Express, Comsat and Sprint. Mr. Bell earned a Bachelor’s Degree in Education from the University of Connecticut.

Michael A. Flaskey served as Executive Vice President of Sales and Marketing, North America for Diamond LLC from January 2011 until the merger of Diamond LLC with and into the Company in July 2013. Mr. Flaskey has served in a senior executive role with the Company since its inception in January 2013, and is currently our Executive Vice President and Chief Sales and Marketing Officer, a position he has held since March 2014, when he was promoted from Executive Vice President of Sales and Marketing, North America. Mr. Flaskey has over 20 years of experience in the hospitality and vacation ownership industry. Prior to joining the Company, Mr. Flaskey held senior leadership positions with Starwood Vacation Ownership from October 2003 to July 2006 and with Fairfield Resorts (now Wyndham Vacation Ownership) from August 1992 to September 2003. Mr. Flaskey graduated in 1990 from Limestone College with a Bachelor’s Degree in Physical Education.

Brian P. Garavuso served as Executive Vice President and Chief Information Officer of Diamond LLC from April 7, 2008 until the merger of Diamond LLC with and into the Company in July 2013. Mr. Garavuso has served as our Executive Vice President and Chief Information Officer since the inception of the Company in January 2013. From 2003 until he joined the Company in 2008, Mr. Garavuso was Senior Vice President and Chief Information Officer of Hilton Grand Vacations Company. Mr. Garavuso has over 30 years of experience in the hospitality and vacation ownership industry. He started his hospitality career with South Seas Resorts (acquired by CapStar Hotels in 1998) where he held a variety of hotel operations, financial and technology management positions. Later, as Vice President of Technology of MeriStar Hotel and Resorts, Mr. Garavuso oversaw the technology aspects of the merger of MeriStar Hotels and Resorts and Interstate Hospitality (now Interstate Hotels and Resorts). Mr. Garavuso subsequently served as Chief Technology Officer of Interstate Hotels and Resorts for four years. Mr. Garavuso received a B.S. in Accounting from the University of South Florida. He is an active member of the Hospitality Financial and Technology Professionals association, as well as the Technology Advisory Board of the America Hotel and Lodging Association.

Ronan O’Gorman served as Senior Vice President of Resort Operations of Diamond LLC from January 2012 until the merger of Diamond LLC with and into the Company in July 2013. Mr. O’Gorman served as our Senior Vice President of Resort Operations since the inception of the Company in January 2013 until February 2016, and is currently our Executive Vice President of Global Resort Operations. Mr. O’Gorman has over 30 years of experience in resort operations. Prior to joining the Company, Mr. O’Gorman served as Assistant General Manager and then Vice President and General Manager at Red Rock Casino Resort & Spa in Las Vegas, Nevada from April 2005 to December 2011. Prior to that, Mr. O’Gorman served in various senior operations positions, including ultimately Executive Vice President of Operations, with Caesars Entertainment, Inc. from 1999 to 2005. Mr. O’Gorman earlier held several senior management positions in various locations for Four Season Hotels. Mr. O’Gorman received a B.A. in Management from St. Mary’s College of California.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) explains our executive compensation program for our President and Chief Executive Officer, David F. Palmer; our Executive Vice President and Chief Financial Officer, C. Alan Bentley; and each of our three other most highly compensated executive officers: our Executive Vice President and Chief Administrative Officer, Howard S. Lanznar; our Executive Vice President and Chief Sales and Marketing Officer, Michael A. Flaskey; and our Executive Vice President and Chief Information Officer, Brian P. Garavuso (collectively, the “Named Executive Officers”).

This CD&A describes our compensation philosophy and objectives, the components of our executive compensation program, how performance metrics are selected and evaluated for components of our compensation program and the Compensation Committee’s role in establishing executive compensation for the Named Executive Officers.

Executive Summary

As discussed in greater detail below, the Compensation Committee, which oversees our executive compensation program, designs our compensation program to motivate our executives to achieve short-term and long-term corporate objectives and to align the financial interests of our executives and our stockholders.

2015 Performance and Significant Business Developments

For the year ended December 31, 2015, the Company had strong operating results, as set forth in the following table (including as to the key metric of Adjusted EBITDA):

	2015	2014	Increase

Total Revenue	$954.0 million	$844.6 million	13.0%

Net Income	$149.5 million	$59.5 million	151.3%

Adjusted EBITDA (1)	$374.1 million	$319.5 million	17.1%

(1)	For further information regarding our Adjusted EBITDA for 2015, including a reconciliation to the most directly comparable GAAP financial measure, see pages 63-67 of our annual report on Form 10-K for the year ended December 31, 2015, which accompanies this Proxy Statement. For executive compensation purposes, we further adjust Adjusted EBITDA to exclude certain income statement items that were not included in the annual operating budget and are expected to be non-recurring. See “– 2015 Named Executive Officer Compensation—2015 Corporate Performance Targets—Adjusted EBITDA” below.

In addition, the Compensation Committee noted the Company’s significant increase in Free Cash Flow in 2015 and the other achievements of the Company and its management team during 2015, including completion of the Company’s acquisition of the vacation ownership business of Gold Key Resorts, entry into a significant new term loan, execution of two securitization transactions and significant repurchases under the Company’s stock repurchase program. Although the Compensation Committee believes that those achievements and the Company’s strong financial performance should drive creation of stockholder value, the Compensation Committee also recognized the recent disconnect between our stock price performance and our operating results.

Executive Compensation Highlights

Completion of HM&C Acquisition. As discussed in greater detail below, effective as of January 1, 2015, we acquired HM&C (the “HM&C Acquisition”), with HM&C becoming a wholly-owned subsidiary of Diamond Resorts Corporation, or DRC. In accordance with the Compensation Committee charter, as amended and restated following the HM&C Acquisition, the Compensation Committee is responsible for determining and approving compensation payable by us to our Chief Executive Officer and, in consultation with our Chief Executive Officer, all of our other executive officers.

Entry into Employment Agreements with Named Executive Officers. In 2015, we entered into new employment agreements with the Named Executive Officers other than Mr. Garavuso, each of which provides for a minimum base salary and establishes an annual performance bonus target (and, in the case of Mr. Flaskey, a target annual sales incentive bonus) for the Named Executive Officer, as discussed in greater detail below. Each of these employment agreements also provides for compensation and benefits under specified circumstances in connection with the termination of the Named Executive Officer’s employment, and none of these employment agreements provides for any income tax gross-ups or similar payments. See “—Employment Agreements; Potential Payments Upon Termination or Change in Control” below.

Adoption of Equity Incentive Plan and Bonus Compensation Plan. In 2015, the Board adopted and our stockholders approved each of our 2015 Equity Incentive Compensation Plan (the “2015 Equity Plan”), pursuant to which we are able to grant equity awards to our executives, and our Bonus Compensation Plan (the “2015 Bonus Plan”), pursuant to which we are able to grant cash awards, including annual performance bonuses, to our executives. Each of these plans is designed so that we may grant performance-based awards that qualify for the exception to the deductibility limit set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Awards granted to executive officers and other employees under the 2015 Equity Plan and the 2015 Bonus Plan are subject to “double trigger” vesting following a “change in control” of the Company (i.e., if assumed by a successor in connection with a change in control of the Company, they will not automatically vest and pay out solely as a result of the change in control).

Adoption of Clawback Policy. In 2015, we adopted an Executive Officer Incentive Compensation Recoupment (Clawback) Policy (“Clawback Policy”), which provides that, under specified circumstances, the Compensation Committee will take action to recoup incentive compensation (including bonuses and equity awards) from the covered executive in question. For further discussion regarding the Clawback Policy, see “—Other—Clawback Policy” below.

Determination of 2015 Compensation. Consistent with the Company’s compensation philosophy and objectives as discussed below, the Company awarded a mix of compensation to each of the Named Executive Officers for 2015, including base salary as provided in the Named Executive Officer’s employment agreement, a performance bonus award based upon financial, hospitality and individual performance criteria and, except in the case of Mr. Palmer, equity awards designed to align executive compensation with the interests of our stockholders. The base salaries and cash bonus opportunities for our executive officers who, prior to the HM&C Acquisition, were compensated out of the lump sums we paid to HM&C, were intended to provide those executive officers with the opportunity to maintain their aggregate cash compensation at substantially the same amounts as they were prior to the HM&C Acquisition (taking into account amounts allocated to the executive officers from fees paid by us to HM&C and, in some cases, other compensation that the executive officers previously received from third parties), assuming achievement of the target levels of Company and individual performance. Although the Compensation Committee considers equity awards an important part of our compensation program for our executive officers, the Compensation Committee did not grant equity awards to Mr. Palmer in 2015, in large part due to the Compensation Committee’s desire to limit the share burn rate under the 2015 Equity Plan, the substantial equity grants made to Mr. Palmer in 2013 in connection with the consummation of our initial public offering of common stock and his existing holdings of our common stock.

Compensation Philosophy and Objectives

Our compensation program is intended to provide competitive levels of total compensation to attract, reward and retain qualified executives who are critical to our long-term success. The executive compensation program is also designed to motivate these individuals to achieve short-term and long-term corporate objectives, align the financial interests of our executives, including the Named Executive Officers, and our stockholders and enhance stockholder value. We believe that our executive compensation program supports our overall performance goals, as well as our core values and culture. In order to achieve these objectives, the Compensation Committee believes that a significant portion of the Named Executive Officer’s total compensation should be variable or “at-risk.”

Our compensation program rewards the Named Executive Officer’s success in achieving key financial and operating objectives, such as growth of Adjusted EBITDA (for this purpose excluding certain income statement items that were not included in the annual operating budget and are expected to be non-recurring) and Free Cash Flow (for this purpose also excluding certain cash expenditures to eliminate the impact of the timing of such expenditures), as well as the execution of strategic non-financial goals that will provide us with both short-term and long-term growth, such as enhancing our brand and improving our internal culture. Certain subjective factors determined and applied by the Compensation Committee with input from our Chief Executive Officer (as discussed below) are also used to promote our strategic objectives. In addition to the achievement of specific objectives within each Named Executive Officer’s area of responsibility, it is expected that each Named Executive Officer must demonstrate exceptional personal performance and contribute as a member of the executive management team to our overall success. In establishing and evaluating our executive compensation program, we believe it is important to take into account the total size of the business managed by our executives, considering not only our own direct operations but also the operations of our managed resorts. We quantify the size of our business for that purpose by including not only our revenues but also operations of the homeowner’s associations (“HOAs”) of the resorts and resort collections (“Collection Associations”) we manage.

Our executive compensation program complements and enhances the alignment of the Named Executive Officers’ and stockholders’ interests that results from the substantial equity holdings of the Named Executive Offers (as discussed below and elsewhere in this Proxy Statement).

Elements and Mix of Total Executive Compensation

Our executive compensation program is comprised of base salary, cash bonuses, long-term equity incentives (in the form of stock option and restricted stock awards), and perquisites and other personal benefits. The amount and mix of compensation for the Named Executive Officers is established pursuant to the terms of applicable employment agreements and otherwise determined by our Compensation Committee (in consultation with Mr. Palmer and certain other members of management), as discussed below. See “ — Employment Agreements; Potential Payments Upon Termination or Change in Control” for a description of the employment agreements to which the Named Executive Officers are party.

The Committee assesses these elements individually for each Named Executive Officer, as well as each Named Executive Officer’s total compensation package, to create a unique compensation mix for each Named Executive Officer, consistent with our compensation philosophy described above. The Compensation Committee believes that a significant portion of our executive officers’ total compensation should consist of “at-risk” compensation elements, with the cash incentive compensation opportunity for our Chief Executive Officer set at a level significantly higher than those of the other executive officers, because of the responsibilities of our Chief Executive Officer with respect to our overall strategy and performance (as discussed below). The Compensation Committee also believes that cash bonuses should be based not only upon the achievement of corporate financial and operating targets but also upon the accomplishment of individual goals that are appropriate for each Named Executive Officer’s role and are considered challenging to achieve.

The table below summarizes the four key compensation elements of our executive compensation program, a description of each of the key elements, and the objectives they are designed to achieve.

Compensation Element	Description	Objective
Base Salary	• Fixed amount of cash compensation based on the minimum set forth in applicable employment agreements.

•    Attract and retain executives.

•    Provide fixed compensation for daily responsibilities.

•    Recognize differences in overall responsibility, experience and market value of the positions, as well as individual performance over the long-term.

Cash Bonus

•    Variable pay tied to the achievement of corporate financial and/or operating objectives. These primary measures may include, but are not limited to:

➢       Adjusted EBITDA (as adjusted as described below)

➢       Free Cash Flow (as adjusted as described below)

➢       Hospitality-related scores

➢       Strategic individual goals

•    Target bonuses are fixed in each Named Executive Officer’s employment agreement as a percentage of base salary, and actual payouts are dependent on the percentage of the goals achieved.

•    The Compensation Committee may reduce payouts at its discretion.

•    Drive high levels of performance by ensuring that executives’ total cash compensation is linked to achievement of financial and operating goals.

•    Ensure organization is working together to achieve key financial and operating goals.

•    Ensure executives are working to achieve short-term and long-term strategic objectives.

•    Encourage executives to meet objectives within their individual areas of responsibility.

Compensation Element	Description	Objective
Equity-Based Awards

•    Senior executives receive non-qualified stock options and/or restricted stock awards at the discretion of the Compensation Committee.

•    Equity-based awards are granted at fair market value on the grant date (discounted awards are prohibited).

•    Equity awards complement stock ownership requirements for the Named Executive Officers.

•    Typically include multi-year vesting requirements.

•    Align long-term compensation with stockholders’ interests.

•    Provide opportunities for significant wealth accumulation that are directly tied to stockholder returns.

•    Link executive long-term payout to our performance.

•    Encourage sound business decisions with a long-term perspective.

•    Encourage retention.

Perquisites and Generally-Available Benefit Programs	• 401(k) plans and other generally-available benefits. • Premiums and related expenses for a group health plan offered to senior management. • Personal use of Company aircraft.	• Provides benefits we believe are necessary for competitive compensation packages.

Role of the Compensation Committee in the Compensation Process

In accordance with the Compensation Committee charter, as amended and restated following the HM&C Acquisition, the Compensation Committee is responsible for determining and approving compensation payable by us to our Chief Executive Officer and, in consultation with our Chief Executive Officer, all of our other executive officers. Additionally, among other responsibilities, the Compensation Committee (1) reviews and approves all employment, consulting, severance and change-in-control agreements for the Chief Executive Officer and the Company’s other executive officers and (2) administers and determines all awards granted under our equity-based compensation plans.

Pursuant to the terms of a Homeowner Association Oversight, Consulting and Executive Management Services Agreement (the “HM&C Agreement”), HM&C has provided two categories of management services to us through their employees, including Messrs. Palmer, Bentley and Lanznar and other officers and employees (and prior to 2015, Mr. Cloobeck): (1) executive and strategic oversight of the services we provide to HOAs and the Collection Associations through our hospitality and management services operations, for the benefit of us and of the HOAs and the Collection Associations (the fees for which are generally included in the determination of corporate costs in resort and collection budgets and paid to us); and (2) executive, corporate and strategic oversight of our operations and certain other administrative services. Prior to the HM&C Acquisition, pursuant to the HM&C Agreement, HM&C was entitled to receive (a) a lump sum annual management fee for providing HOA management services; (b) a lump sum annual management fee for providing corporate management services; (c) a lump sum annual incentive payment based on performance metrics determined by the Compensation Committee, subject to certain minimum amounts set forth in the HM&C Agreement; and (d) reimbursement of HM&C’s expenses incurred in connection with its activities under the HM&C Agreement. These payments were reviewed and approved on an annual basis and were subject to increase as agreed to by the Compensation Committee. However, neither the Compensation Committee nor the Board had the authority to allocate the aggregate annual fees and incentive payments paid by HM&C to Messrs. Palmer, Bentley and

Lanznar, to the other officers and employees furnished by HM&C (which do not include Mr. Flaskey or Mr. Garavuso) and to Mr. Cloobeck. For years prior to 2015, each of Messrs. Palmer, Bentley and Lanznar was paid cash compensation by HM&C from the lump sum amounts that we paid to HM&C pursuant to the HM&C Agreement. Accordingly, for years prior to 2015, the Compensation Committee served only a limited role in determining the compensation paid to Messrs. Palmer, Bentley and Lanznar through its involvement in establishing payments made to HM&C under the HM&C Agreement and granting individual long-term equity awards under our 2013 Incentive Compensation Plan (the “2013 Incentive Plan”). Furthermore, because neither Mr. Flaskey nor Mr. Garavuso became an executive officer until December 2014, the Compensation Committee did not have a direct role in establishing a substantial portion of the 2014 compensation payable to them and did not have any role with respect to their compensation for years prior to 2014.

Effective as of January 1, 2015, we consummated the HM&C Acquisition, and because HM&C became a wholly-owned subsidiary of DRC, Messrs. Palmer, Bentley and Lanznar are now our employees. For further discussion of the HM&C Acquisition, see “Certain Relationships and Related Party Transactions” below.

A copy of the current Compensation Committee charter is publicly available in the “Corporate Governance” section of our website at www.diamondresorts.com. See “What are the committees of the Board and what are their functions? — Compensation Committee” above for further details regarding the composition, duties and responsibilities of the Compensation Committee.

Role of Executive Officers in the Compensation Process

Our Chief Executive Officer provides significant input on the compensation of our executive officers, including with respect to the individual’s performance and personal strategic goals and our methodology for measuring our hospitality goals, in connection with the determination of cash bonuses and equity-based awards. Our Chief Executive Officer also provides significant input on annual merit adjustments, if any, to the base salaries and target bonus levels of our executive officers. Our Chief Executive Officer annually reviews the individual performance of each of the executive officers and provides the Compensation Committee with evaluations of such executive officer, including an evaluation of such executive officer’s personal performance against his individual performance objectives and contributions as a member of the executive management team. The strategic individual performance goals for each of our executive officers are set by the Compensation Committee. These goals are based in large part upon the recommendations of the Chief Executive Officer, who consults with senior members of our human resources department (including our Executive Vice President, Human Resources) and other members of management before arriving at these recommendations.

Our Chief Executive Officer attends most Compensation Committee meetings, as a non-voting participant, to provide the Committee with the input discussed above. Other executive officers (including our Executive Vice President, Human Resources) also attend certain Compensation Committee meetings to provide input and reports relating to our strategic performance and objectives. None of our executive officers is in attendance during discussions and deliberations of individual compensation actions affecting him personally or during the Compensation Committee’s executive sessions. Although the Compensation Committee considers the Chief Executive Officer’s recommendations with respect to executive compensation, the Compensation Committee alone makes all final decisions with respect to the compensation of our executive officers.

Role of Compensation Consultants in the Compensation Process

In 2015, the Compensation Committee engaged Grant Thornton LLP (the “Consultant”) as its independent compensation consultant to provide advice to the Compensation Committee with respect to executive officer employment agreements, the 2015 Equity Plan and the 2015 Bonus Plan, annual performance bonuses (in particular reviewing performance metrics and targets being considered by the Compensation Committee), and other executive compensation-related matters, as well as various matters relating to our director compensation program. The Consultant also assisted the Compensation Committee in developing a comparative peer group for 2015 and provided the Compensation Committee with information regarding executive compensation levels within the peer group. The Consultant reports directly to the Compensation Committee and performs no other work for us. The Compensation Committee assessed the Consultant’s independence in light of applicable SEC rules and New York Stock Exchange listing standards and determined that the Consultant is independent under those rules and standards. The Compensation Committee also assessed any potential conflicts of interest that could arise out of the Consultant’s work on behalf of the Committee and concluded that the work to be performed by the Consultant would not raise any conflicts of interest.

Peer Group Compensation Review

We do not rigidly set or “benchmark” our executive compensation levels against the compensation levels of companies within our industry or otherwise. However, in establishing the compensation levels for our executive officers for 2015, we did review the executive compensation practices, and the total direct compensation for comparable executive positions, of the companies within our peer group.

Our peer group consisted of the following publicly-traded companies in the hospitality industry with revenues within the range of 0.4x - 2.5x the Company’s revenue at the time the peer group was selected:

Interval Leisure Group

Choice Hotels International, Inc.

Strategic Hotels & Resorts

Ashford Hospitality Trust

Sunstone Hotel Investors Inc.

Isle of Capri Casinos Inc.

Ryman Hospitality Properties Inc.

Vail Resorts Inc.

Pinnacle Entertainment Inc.

Marriott Vacations Worldwide

Advisory Vote on Executive Compensation

Prior to 2015 we were an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, as such, we availed ourselves of the exemption available to emerging growth companies from the requirements of holding a non-binding advisory vote on executive compensation. We no longer qualified as an emerging growth company as of the beginning of 2015. As a result, based upon applicable transition rules, we will be holding our first nonbinding advisory vote on executive compensation at the Annual Meeting. Accordingly, no results from any such advisory vote are or were available for the consideration of the Compensation Committee in determining its approach as to the compensation of our executive officers for 2015.

We were required to hold, at our 2015 annual meeting of stockholders, our first advisory vote on the frequency of future advisory votes on the Company’s executive compensation. At that annual meeting, approximately 93% of the votes cast on such proposal voted in favor of holding future advisory votes on executive compensation every year, as recommended by the Board of Directors.

2015 Named Executive Officer Compensation

In 2015, the Named Executive Officers received a mix of compensation pursuant to the terms of their respective employment agreements with us, in addition to equity awards (other than in the case of Mr. Palmer). Each Named Executive Officer is entitled to an annual base salary and an annual performance bonus (including, in the case of Mr. Flaskey, a sales incentive bonus), based on the achievement of corporate and individual performance goals.

Base Salary

The base salary component of the compensation that we pay to each Named Executive Officer is established by the terms of his employment agreement, and is intended to provide a fixed payment that compensates him for services rendered during the fiscal year, taking into account his primary responsibilities, experience and individual performance. The established base salary is based on job responsibilities and individual experience, and we also compare the base salary amounts of the Named Executive Officers against comparable compensation for similar positions within our peer group. We do not apply formulas or assign these factors specific mathematical weights; instead, we exercise our judgment and discretion with respect to these factors. Although the base salary that we pay to each Named Executive Officer is established by the terms of his employment agreement, each Named Executive Officer’s base salary is subject to annual review by the Compensation Committee, with input from our Chief Executive Officer (with respect to Named Executive Officers other than himself) and discretionary annual increases.

The table below sets forth the base salary of each Named Executive Officer for 2015.

Named Executive Officer	Base Salary for 2015
David Palmer	$2,000,000
C. Alan Bentley	$750,000
Howard S. Lanznar	$750,000
Michael A. Flaskey	$653,846	*
Brian Garavuso	$500,000

*	Reflects Mr. Flaskey’s actual annual base salary for 2015, paid at a rate of $500,000 per year through his entry into his new employment agreement on May 19, 2015, and thereafter at a rate of $750,000 per year.

Annual Performance Bonus

Each of the Named Executive Officers is also entitled to receive an annual performance bonus payable in cash under our management bonus program. For 2015, annual performance bonus awards (as well as the annual sales incentive bonus awarded to Mr. Flaskey) were made under our 2013 Incentive Plan and, following 2015, awards will be made under the 2015 Bonus Plan, which was adopted by the Board on March 27, 2015 and thereafter approved by our stockholders at the 2015 annual meeting of stockholders. We use bonuses, including under our management bonus program, to motivate our officers and reward them for their performance and the performance of their respective teams, consistent with our compensation philosophy. The base salaries and cash bonus opportunities for our executive officers who, prior to the HM&C Acquisition, were compensated out of the lump sums we paid to HM&C, were intended to provide those executive officers with the opportunity to maintain their aggregate cash compensation at substantially the same amounts as they were prior to the HM&C Acquisition (taking into account amounts allocated to the executive officers from fees paid by us to HM&C and, in some cases, other compensation that the executive officers previously received from third parties), assuming achievement of the target levels of Company and individual performance.

Under our management bonus program, the Compensation Committee establishes a total annual incentive pool based upon a percentage (5% for 2015) of actual Adjusted EBITDA (as adjusted for this purpose as described below) for the current year (capped at a specified amount of such Adjusted EBITDA), with such incentive pool serving as the aggregate amount available for awards to our executive officers under the program. The Compensation Committee then assigns each of our executive officers a percentage of the total incentive pool, based upon such executive officer’s duties and responsibilities with the Company, and each executive officer is eligible to receive a performance-based cash bonus up to the officer’s allocated percentage of the total incentive pool based on (1) our achievement of corporate financial and/or operating performance goals, and (2) the executive officer’s achievement of strategic individual goals and team objectives.

The total target cash bonus for each Named Executive Officer is weighted on the achievement of the annual corporate financial and operating goals and strategic individual goals discussed below under “— 2015 Corporate Performance Targets” and “— 2015 Individual Performance Goals.” The weighted percentages are approved by the Compensation Committee.

For 2015, the target cash bonus for each of the Named Executive Officers accounted for our performance as follows (with weighting not reflective of Mr. Flaskey’s sales incentive bonus):

Named Executive Officer	Adjusted EBITDA (as adjusted) (50% weighting)	Free Cash Flow (as adjusted) (15% weighting)	Hospitality (10% weighting)	Individual (25% weighting)	Sales Incentive	Total Target Bonus
David Palmer	$2,000,000	$600,000	$400,000	$1,000,000	—	$4,000,000
C. Alan Bentley	$750,000	$225,000	$150,000	$375,000	—	$1,500,000
Howard S. Lanznar	$750,000	$225,000	$150,000	$375,000	—	$1,500,000
Michael A. Flaskey	$375,000	$112,500	$75,000	$187,500	$500,000	$1,250,000
Brian Garavuso	$350,000	$105,000	$70,000	$175,000	—	$700,000

2015 Corporate Performance Targets

Adjusted EBITDA. The Compensation Committee established and approved an Adjusted EBITDA target of $353.1 million for 2015 as a target performance metric relating to the annual cash bonus for the Named Executive Officers, based upon our annual operating budget for 2015, as approved by the Board of Directors.

We define Adjusted EBITDA as our net income, plus: (i) corporate interest expense; (ii) provision (benefit) for income taxes; (iii) depreciation and amortization; (iv) Vacation Interest cost of sales; (v) loss on extinguishment of debt; (vi) impairments and other non-cash write-offs; (vii) loss on the disposal of assets; (viii) amortization of loan origination costs; (ix) amortization of net portfolio premiums; and (x) stock-based compensation; less (a) gain on the disposal of assets; (b) gain on bargain purchase from business combination; and (c) amortization of net portfolio discounts.

The Compensation Committee established Adjusted EBITDA as a relevant performance metric given its significance to us and our business, including that Adjusted EBITDA is used for purposes of determining compliance with covenants in our debt-related agreements and that management uses Adjusted EBITDA for planning purposes (including the preparation of our annual operating budget) and to evaluate the effectiveness of our business strategies. The Compensation Committee determined the specific Adjusted EBITDA target in light of our annual operating budget and our financial and strategic goals for 2015 as approved by the full Board. In evaluating our achievement of the Adjusted EBITDA target based upon actual performance, the Compensation Committee excludes certain income statement items that were not included in the annual operating budget and are expected to be non-recurring.

Our Adjusted EBITDA for 2015, as adjusted as discussed above, exceeded the established 2015 performance target by 9%.

Free Cash Flow. The Compensation Committee also established and approved a Free Cash Flow target of $245.1 million for 2015 as a target performance metric relating to the annual cash bonus for the Named Executive Officers, based upon our annual operating budget for 2015, as approved by the Board of Directors, as adjusted as discussed below.

We define Free Cash Flow as our Adjusted EBITDA (for this purpose, as further adjusted as discussed above), less: (i) cash interest paid on corporate indebtedness; (ii) impact of receivables financing; (iii) cash spent for acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases, for capitalized legal and title and trust fees; (iv) cash spent for corporate capital expenditures; and (v) other changes in net working capital. In arriving at Free Cash Flow, we also adjust for certain net changes in working capital; provided that, for purposes of establishing the Free Cash Flow target, and achievement of that target, for annual performance bonuses payable to our executive officers, we exclude certain cash expenditures to eliminate the impact of the timing of such expenditures on bonus amounts.

The Compensation Committee believes Free Cash Flow is a relevant performance metric because it is an important measure of our operating performance and, more specifically, our generation of cash from our operations and our ability to execute our business and growth strategies (including potential strategic transactions) from a financial perspective.

Our Free Cash Flow for 2015, as adjusted as discussed above, exceeded the established 2015 performance target by 10%.

Hospitality. The Compensation Committee utilizes a “Hospitality” metric in connection with the determination of annual performance bonuses. The Hospitality metric is intended to measure customer service as provided by team members at our resorts, and is based upon surveys that we distribute to our customers (other than employees) following their stays. The survey results, which utilize a Likert scale, are aggregated and converted to an average value. The Hospitality average for 2015 was 92.2%, representing an increase over the 92.1% Hospitality average for 2014. As a result, the 2015 Hospitality average substantially exceeded the minimum (90% of the 2014 Hospitality average) required for the Named Executive Officers to earn the Hospitality portion of their annual performance bonuses.

2015 Individual Performance Goals

Mr. Palmer, as our President and Chief Executive Officer, is responsible for leading strategic business decisions, including internal restructuring designed to achieve synergies across our global platform, and ensuring we maintain a talented and diverse leadership team. Mr. Palmer is held highly responsible for our achievement of annual corporate financial goals, in addition to the achievement of his individual strategic goals, which are aligned with these corporate goals. The 2015 strategic goals of Mr. Palmer included individual and team objectives relating to such matters as streamlining our sales and marketing and resort operations, creating efficiencies by improving interdepartmental communications, sustaining strong long-term financial performance, profitability and growth, and making meaningful improvements in our internal culture and leadership philosophy.

Mr. Bentley, as our Chief Financial Officer, is responsible for managing all aspects of our finance and accounting functions. Similar to our Chief Executive Officer, Mr. Bentley is also responsible for sustaining strong financial performance. He is also responsible for investor communications. The 2015 strategic goals for Mr. Bentley included individual and team objectives relating to the our financial operations including achieving efficiencies and cost savings in our financial and accounting functions, compliance with disclosure and other regulatory requirements, achieving tax efficiencies and other goals related to loan origination.

Mr. Lanznar, as our Executive Vice President and Chief Administrative Officer, is responsible for managing various aspects of operations, which includes overseeing our legal affairs, risk management, monitoring our internal growth and pursuing business development opportunities. Mr. Lanznar is involved in many of our key strategic business decisions, including mergers and acquisitions, resort development and expansion of existing properties. The 2015 strategic goals for Mr. Lanznar included individual and team objectives relating to our growth, development of strategic partnerships, streamlining our legal functions and achievements in our risk management and insurance.

Mr. Flaskey, as our Chief Sales and Marketing Officer, is responsible for leading our VOI sales and marketing efforts. The 2015 strategic goals for Mr. Flaskey included driving stockholder value through the execution and performance of global hospitality driven sales and marketing, succession planning, growing our “Events of a Lifetime” program and other objectives related to our branding.

Mr. Garavuso, as our Executive Vice President and Chief Information Officer, is responsible for our enterprise-wide information technology and computer systems and strategies, as well as the integration of various information systems resulting from our acquisitions. The 2015 strategic goals for Mr. Garavuso included driving stockholder value through enhancements to our information systems, refining and enhancing our cybersecurity programs, improving data management, improving our mobile applications and assimilating new technologies into our systems.

The Compensation Committee recognized the success of the Company in substantially exceeding financial targets and meeting the hospitality target. However, after discussions between Mr. Palmer and the Compensation Committee as to the disconnect between our stock price performance and our operating results and factors related to that disconnect, it was agreed that the individual performance goals component of each of Messrs. Palmer’s and Lanznar’s performance bonus would be paid at zero and 33%, respectively, for 2015. The Compensation Committee determined that the individual performance goals component of the performance bonus for each of the other Named Executive Officers would be paid at 100% for 2015.

Sales Incentive. Pursuant to the terms of Mr. Flaskey’s amended and restated employment agreement, Mr. Flaskey is entitled to a sales incentive bonus, based upon the financial results of our North American sales and marketing organization (with the specific criteria for 2015 determined by the Compensation Committee to be actual net operating income from monthly North American VOI sales, compared to budgeted net operating income from such monthly sales for 2015, as included in our sales team budget for 2015, which aggregate budgeted net operating income from monthly sales for 2015 was approximately $138.3 million). For 2015, the target annual sales incentive bonus opportunity for Mr. Flaskey was set at $500,000 pursuant to the terms of Mr. Flaskey’s employment agreement, and was payable in monthly installments. The details of Mr. Flaskey’s employment agreement are discussed below under “— Employment Agreements; Potential Payments Upon Termination or Change in Control.”

Bonus Calculation

As discussed above, the total cash bonus for each Named Executive Officer is weighted on the achievement of the annual corporate financial and operating goals and strategic individual goals discussed above. For 2015, the actual cash bonus paid to each of the Named Executive Officers was calculated as follows:

Named Executive Officer	Adjusted EBITDA (as adjusted) (109% of target)	Free Cash Flow (as adjusted) (110% of target)	Hospitality	Individual		Sales Incentive	Total
David Palmer	$2,180,000	$660,000	$400,000	—	(1)	—	$3,240,000

C. Alan Bentley	$817,500	$247,500	$150,000	$375,000		—	$1,590,000

Howard S. Lanznar	$817,500	$247,500	$150,000	$123,750	(1)	—	$1,338,750

Michael A. Flaskey	$408,750	$123,750	$75,000	$187,500		$869,761	$1,664,761

Brian Garavuso	$361,250	$108,750	$70,000	$175,000		—	$715,000	(2)

(1)	The Compensation Committee recognized the success of the Company in substantially exceeding financial targets and meeting the hospitality target. However, after discussions between Mr. Palmer and the Compensation Committee as to the disconnect between our stock price performance and our operating results and factors related to that disconnect, it was agreed that the individual component of each of Messrs. Palmer’s and Lanznar’s performance bonus would be paid at zero and 33%, respectively.
(2)	As discussed below under “— Employment Agreements; Potential Payments Upon Termination or Change in Control,” Mr. Garavuso’s employment agreement provides for an annual performance bonus target equal to 140% of Mr. Garavuso’s base salary; except that any amount payable in excess of the annual performance bonus target based upon the Company’s results exceeding established goals is based upon 50% of Mr. Garavuso’s base salary.

Long-Term Equity Incentive Awards

The Compensation Committee has the authority to grant stock options, restricted stock and other awards to our executive officers and other employees, directors, consultants and advisors (through May 19, 2015, under the 2013 Incentive Plan and, thereafter, under the 2015 Equity Plan). We believe that long-term equity compensation is an important component of our executive compensation program and fosters a long-term focus on our financial results. These awards typically include multi-year and, in certain cases, performance-based vesting requirements, which are designed to promote the retention of our executives and achieve strong long-term company performance. These long-term equity awards are designed to align the interests of our executive officers with those of our stockholders, allowing our executive officers to share in the creation of value for our stockholders through stock appreciation. For our executive officers, in particular, the equity compensation is intended to motivate them to make sound business decisions, improve financial performance and focus on both short-term and long-term objectives and to encourage behavior that protects and enhances the long-term interests of our stockholders. Equity incentive awards also help to facilitate executive officer stock ownership, consistent with our stock ownership guidelines discussed below.

The Compensation Committee determines grants of long-term equity incentive awards based on factors such as our overall performance, individual performance, responsibilities within our organization and growth potential. The Compensation Committee also considers, for each executive officer, equity holdings, previous equity awards granted to such executive officer as well as to other similarly situated members of management, historical compensation, such executive officer’s total compensation as compared to other members of our management, length of time in current position and any change in responsibility, as well as the financial statement expense associated with the grants.

Additionally, in connection with the Compensation Committee’s determinations with respect to equity incentive awards, our Chief Executive Officer reviews and discusses with the Compensation Committee the performance of each of our executive officers and makes recommendations to the Compensation Committee regarding specific equity awards to the other executive officers.

Considering the above factors, for 2015, the Compensation Committee determined to grant an option to purchase 100,000 shares of common stock to each of Messrs. Bentley, Lanznar, Flaskey and Garavuso pursuant to the 2015 Equity Plan. The Compensation Committee considers stock options to be particularly effective in promoting our overall financial objectives by motivating the executives who are granted stock options to achieve long-term growth in stockholder equity and by retaining those individuals who are instrumental in achieving this growth. In consideration of Mr. Flaskey’s critical role with the Company, the Compensation Committee also granted him a long-term retention award, consisting of 100,000 shares of restricted stock, which award vests in equal annual installments over four years. The Compensation Committee did not grant equity awards to Mr. Palmer in 2015, in large part due to the Compensation Committee’s desire to limit the share burn rate under the 2015 Equity Plan, the substantial equity grants made to Mr. Palmer in 2013 in connection with the consummation of our initial public offering of common stock and his existing holdings of our common stock, which significantly align his interests with those of our stockholders generally.

Perquisites and Generally-Available Benefit Programs

The Named Executive Officers are entitled to perquisites and benefits that we make generally available to our employees and members of management, including matching payments based upon contributions by such individuals to their respective 401(k) plans, and we also pay for premiums and related expenses for a group health plan offered only to senior management. In addition, we have provided or otherwise made available to each Named Executive Officer other benefits, including personal use of our aircraft and payment of life insurance premiums. We believe that the foregoing perquisites and benefits are reasonable and consistent with our overall compensation philosophy and objective to attract and retain the most talented executives possible.

For business and personal travel we lease three aircraft and engage aircraft charter services. Our Named Executive Officers can bring guests, such as family members, on business-related flights and friends and family members may also use our aircraft for personal flights. Our Named Executive Officers are imputed income in connection with the personal use of Company-provided aircraft when required under Internal Revenue Code guidelines, including in connection with personal travel by our Named Executive Officers and with respect to family members who accompany a Named Executive Officer on personal or business travel or fly unaccompanied on personal flights. We do not reimburse our Named Executive Officers for any taxes incurred as a result of imputed income, and during 2015 our Named Executive Officers did not reimburse us for the costs of personal travel on our leased or chartered aircraft (including any travel by guests on business flights or personal flights). In the case of personal use of our aircraft by our Named Executive Officers, we report as compensation the aggregate incremental cost to us for travel not related to our business. Aggregate incremental cost is calculated by multiplying the hourly variable cost rate for the aircraft (based upon our aggregate fuel costs, trip-related maintenance, weather-monitoring costs, on-board catering, landing/ramp fees, aggregate cost for chartered flights and other miscellaneous variable costs) by the hours used and excludes fixed costs, which do not increase based on usage. When guests, such as family members, accompany a Named Executive Officer on a business-related flight, the aggregate incremental cost to us is de minimis. As a result, there is no incremental compensation for the Named Executive Officer in connection with such travel by guests when accompanying a Named Executive Officer on business flights. In addition, there is no aggregate incremental cost to us if a Named Executive Officer attends to non-business matters in connection with a business trip, and accordingly there is no incremental compensation in connection with business trips in which a Named Executive Officer also engaged in personal matters.

The total value of the perquisites and other benefits (representing, in the case of personal use of our aircraft, the aggregate incremental cost to us for travel on our aircraft not related to our business, calculated by multiplying the hourly variable cost rate for the aircraft used by the hours used) provided to each Named Executive Officer for the year ended December 31, 2015 is set forth below. See “Named Executive Officer Compensation—Summary Compensation Table.”

In conjunction with the Strategic Risk Committee, the Compensation Committee is reviewing certain of the perquisites and other personal benefits provided to our executives and certain directors. It is expected that review will lead to a change of policy regarding perquisites, including as to the use of Company aircraft for personal and business use.

Severance and Change in Control Benefits

We may terminate our employment agreements with the Named Executive Officers at any time and for any reason. In the event we terminate the employment of any of the Named Executive Officers, we may be required to make severance payments to such Named Executive Officer under his employment agreement. For a discussion of the potential payments and benefits to which the Named Executive Officers would be entitled to receive upon a termination of employment, see “ — Potential Payments Upon Termination or Change in Control” below. The Compensation Committee believes that these severance obligations are reasonable and provide job security for the applicable Named Executive Officers, allowing them to focus on achieving our strategic goals and growing our business.

Other Matters

Stock Ownership Guidelines

We have adopted stock ownership guidelines for our directors and executive officers, as set forth in our Corporate Governance Guidelines. These guidelines provide that directors and executive officers, consistent with their responsibilities to our stockholders, should hold meaningful equity interests in the Company. Specifically, under these guidelines, (1) our Chief Executive Officer is required to own shares of our common stock having a market value of at least six times the Chief Executive Officer’s annual base salary (such shares to be acquired within five years of first becoming our Chief Executive Officer); and (2) each director (other than the Chief Executive Officer) is required to own shares of our common stock having a market value of at least five times such director’s base annual cash retainer (such shares to be acquired within five years of first becoming a director). While unvested shares of restricted stock are counted, pledged shares are not counted toward satisfaction of these guidelines, and if upon exercise of a stock option by a director or our Chief Executive Officer, he or she is not in compliance with these guidelines, he or she may not sell any of the shares of our common stock acquired upon the exercise (other than to cover taxes and the option exercise price).

Anti-Hedging Policies; Pledging Policy

Pursuant to the terms of our Insider Trading Compliance Policy, our directors, officers, employees and other personnel are prohibited from engaging in the following activities with respect to our securities:

•	Short sales;

•	Hedging transactions, such as “costless collars” or forward sale contracts;

•	Buying or selling put options, call options or other derivative securities relating to us on a securities exchange or in any other organized securities market; and

•	Purchasing our securities on margin.

Furthermore, while we do not prohibit personnel from pledging our securities, pursuant to our Insider Trading Compliance Policy we have established procedures and guidelines for pledging and margining of our securities, including with respect to “blackout periods,” pre-approval by our insider trading compliance officer and financial capacity to repay the related loans. Pledged shares are not counted toward satisfaction of our stock ownership guidelines. For an explanation of pledge and loan arrangements of certain directors and executive officers, see the footnotes to “Security Ownership of Certain Beneficial Owners and Management.”

Clawback Policy

We have adopted the Clawback Policy, which provides that, if we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the federal securities laws, and the Compensation Committee determines that a covered executive’s fraud or intentional misconduct materially contributed to the need for the restatement, the Compensation Committee will take action to recoup incentive compensation (including bonuses and equity awards) received by the applicable covered executive during the three-year period preceding the date on which we are required to prepare the accounting restatement. The amount of incentive compensation to be recovered will be the excess of the incentive compensation paid to the covered executive based on the erroneously reported financial results over the incentive compensation that would have been paid to the covered executive had it been based on the restated results. Our Clawback Policy provides that the Compensation Committee has flexibility (1) as to the method of recoupment and (2) to not seek recoupment if it determines doing so would not be in our and our stockholders’ best interests.

Tax-Deductible Performance-Based Compensation

Generally, Section 162(m) limits the annual tax deduction for compensation paid to a Named Executive Officer (other than the Chief Financial Officer) to $1,000,000, unless such compensation qualifies as performance-based compensation and is paid pursuant to a plan approved by stockholders in advance of payment. However, for a transition period and subject to limitations, in the case of a company that becomes “publicly held” (like we did in 2013), the deduction limit does not apply to any remuneration paid pursuant to a compensation plan or agreement that existed during the period in which the corporation was not publicly held. Accordingly, compensation granted or paid under the 2013 Incentive Plan is intended to qualify as fully deductible under Section 162(m), as were the management fees and other payments that we made to HM&C pursuant to the HM&C Agreement for years prior to 2015. We can also grant performance-based awards that qualify for the exception to the deductibility limit set forth Section 162(m) under the 2015 Equity Plan and the

2015 Bonus Plan. We do not, however, represent that all compensation of the Named Executive Officers has been or will be fully deductible for federal income tax purposes. While the Compensation Committee considers tax deductibility in making compensation determinations with respect to our executive officers, the Compensation Committee also realizes that in order to attract and retain qualified executives, it may be appropriate to pay compensation to our executive officers that is not deductible.

Compensation Risk Assessment

Our management, along with the Compensation Committee, has considered whether our compensation policies and practices had the potential to create risks that are reasonably likely to have a material adverse effect on us. Management considered the risk profile of our business and the design and structure of our compensation policies and practices. We concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us based on the following:

•	We awarded stock options and/or shares of restricted stock as long-term incentive compensation to certain of our executives. Management does not believe that these equity awards encourage employees to take risks that are reasonably likely to have a material adverse effect on us or our business. In particular, these long-term incentive compensation awards that vest over a significant number of years are designed to align the interests of our executive officers with long-term stock appreciation, do not incentivize short-term risk-taking and align with our overall objective of providing value to these employees when value is also created for our stockholders.

•	The performance metrics that the Named Executive Officers are required to meet in order to receive annual cash bonuses are approved by the Compensation Committee as discussed above, and the Compensation Committee has the authority to determine, in its sole discretion, whether such performance metrics have been achieved. Such authority allows the Compensation Committee to establish, in advance, performance targets consistent with the appropriate mix of short-term and long-term objectives and risk.

•	When establishing total compensation and compensation mix, as well as setting performance measures and goals, for our executive officers, the Compensation Committee considers management’s views on whether the compensation program’s measures or goals are appropriate in light of our near-term and long-term interests, as well as those of our stockholders. Due to corporate and individual performance measures and goals being tied to our strategic objectives, consistent with our annual operating budget approved by the Board, the Compensation Committee and our management believe that our compensation program for our executives has an appropriate balance of risk and reward in relation to our business plan, and will not encourage excessive or unnecessary risk-taking behavior.

•	The base salary that we pay to our executive officers, executive perquisites and generally-available benefit programs create little, if any, risk to us.

•	Our stock ownership guidelines encourage our executive officers to hold a meaningful amount of our stock to further align their interests with stockholders. In addition, (a) our Insider Trading Compliance Policy prohibits our personnel, including executive officers and other employees, from entering into hedging and other similar transactions designed to limit or eliminate economic risks related to owning our common stock, and (b) our Clawback Policy provides that, if we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the federal securities laws, and the Compensation Committee determines that a covered executive’s fraud or intentional misconduct materially contributed to the need for the restatement, the Compensation Committee will take action to recoup incentive compensation (including bonuses and equity awards) granted to our covered executive officers to the extent such incentive awards exceeded the amounts that would have been paid based on the restated financial results. We believe that the foregoing policies serve to mitigate excessive risk-taking behavior by executives.

These factors were discussed with the Compensation Committee during the preparation of this Proxy Statement, and it was concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Named Executive Officer Compensation

The following table sets forth summary information for the years indicated with respect to cash and all other compensation paid by the Company to, or earned by, each of the Named Executive Officers, including Messrs. Palmer, Bentley and Lanznar, each of whom was compensated pursuant to services agreements with HM&C prior to the HM&C Acquisition (which was effective as of January 1, 2015) and has received cash and other compensation directly from us following the HM&C Acquisition, and Messrs. Flaskey and Garavuso, each of whom became an executive officer in 2014 and has at all times received cash compensation directly from us.

Because neither the Compensation Committee nor the Board had any authority to make or control any decisions as to the specific compensation paid or to be paid by HM&C to Messrs. Palmer, Bentley or Lanznar prior to the HM&C Acquisition, and none of the Company, the Compensation Committee or the Board had any right to require HM&C to disclose the individual compensation arrangements of Messrs. Palmer, Bentley or Lanznar or other individuals compensated directly by HM&C, or the allocation of the annual management fees or annual incentive payments to such Named Executive Officers or any other person, prior to our issuance of our proxy statement for the 2015 annual meeting of stockholders, we had not disclosed any such allocation. However, reflecting a commitment to greater transparency as to compensation-related matters and given that HM&C became one of our subsidiaries in 2015 as a result of the HM&C Acquisition, the Company elected to present in our proxy statement for our 2015 annual meeting of stockholders the allocation to each of Messrs. Palmer, Bentley and Lanznar of the annual lump sum management fee and the annual incentive payment that we paid to HM&C for 2014. Accordingly, the same disclosure for 2014 is provided in the summary compensation table below, with the applicable amounts set forth under the headings “Salary” and “Non-equity incentive plan compensation,” respectively, and benefits provided to such Named Executive Officers on behalf of HM&C for 2014 under the heading “All other compensation.”

Consistent with our prior disclosure, the only other compensation presented in the table below for periods prior to the consummation of the HM&C Acquisition in 2015 is the grant date value of the equity awards we made in 2013 to the three Named Executive Officers who were then our executive officers (all associated with HM&C). The information for 2013 relates to Diamond LLC from January 2013 until the merger of Diamond LLC with and into the Company at the time of our initial public offering in July 2013.

Summary Compensation Table

Name and principal position	Year	Salary ($)		Stock Awards ($)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)		All other Compensation ($)		Total ($)
David F. Palmer	2015	$2,000,000		—		—		$3,240,000		$401,231	(2)	$5,641,231
Chief Executive Officer	2014	$2,000,000	(3)	—		—		$4,560,000	(4)	$508,627		$7,068,627
and President	2013	—		—		$12,109,030	(5)	—		—		$12,109,030

C. Alan Bentley	2015	$750,000		—		$1,125,129	(6)	$1,590,000		$31,935	(2)	$3,497,064
Executive Vice President	2014	$500,000	(3)	—		—		$924,000	(4)	$11,923		$1,435,923
and Chief Financial Officer	2013	—		—		$6,112,160	(5)	—		—		$6,112,160

Howard S. Lanznar	2015	$750,000		—		$1,125,129	(6)	$1,338,750		$46,497	(2)	$3,260,376
Executive Vice President	2014	$403,846	(3)	—		$4,646,092	(5)	$1,980,000	(4)	—		$7,029,938
and Chief Administrative Officer	2013	—		—		$6,112,160	(5)	—		—		$6,112,160

Michael A. Flaskey	2015	$653,846		$3,269,000	(8)	$1,125,129	(6)	$1,664,761		$53,929	(2)	$6,766,665
Executive Vice President and Chief Sales and Marketing Officer (7)	2014	$500,000		—		$2,323,046	(6)	$1,443,560	(9)	—		$4,266,606

Brian P. Garavuso	2015	$500,000		—		$1,125,129	(6)	$715,000		$38,468	(2)	$2,378,598
Executive Vice President, Chief Information Officer (7)

(1)	Amounts reported for these option awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. Whether, and to what extent, the Named Executive Officers realize value will depend on (a) our stock price; and (b) an individual’s continued employment for awards that are subject to time-based vesting. The amount reported reflects the aggregate grant date fair value of each stock option, calculated using the Black-Scholes option pricing model. The assumptions used in calculating these amounts are incorporated by reference to Note 21 to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.
(2)	Reflects the perquisites and other benefits that we provided to the Named Executive Officer, including the payment of premiums and all related expenses for a group health plan offered only to senior management (Mr. Palmer—$34,487; Mr. Bentley—$24,815; Mr. Lanznar – $24,104; Mr. Flaskey—$31,086; and Mr. Garavuso—$31,470) and, in the case of Messrs. Palmer, Lanznar and Flaskey, personal use of our aircraft (Mr. Palmer—$355,049; Mr. Lanznar—$20,773; and Mr. Flaskey—$14,838). The amounts presented for personal use of our aircraft represent the aggregate incremental cost to us for travel on our aircraft not related to Company business, calculated by multiplying the hourly variable cost rate for the aircraft used by the hours used, as described more fully under “Perquisites and Generally-Available Benefit Programs” above. The amount of aggregate incremental cost included as compensation for personal use of our aircraft does not include amounts related to travel by guests, such as family members, accompanying a Named Executive Officer on personal or business travel. Also includes the payment of premiums for life insurance, matching payments based upon contributions by the Name Executive Officer to his 401(k) plan, and, in the case of Messrs. Flaskey and Garavuso, amounts equal to the market value of their personal stays at our resort properties without charge.
(3)	Reflects the allocation to the Named Executive Officer of the annual management fee paid to HM&C pursuant to the HM&C Agreement for 2014.
(4)	Reflects the allocation to the Named Executive Officer of the annual incentive payment paid to HM&C pursuant to the HM&C Agreement for 2014.

(5)	Represents the grant date fair value of an option to purchase shares of our common stock granted to the Named Executive Officer, determined in accordance with FASB ASC Topic 718 as if the Named Executive Officer was an employee of the Company at the time of the grant. Through December 31, 2014 (prior to the Company’s acquisition of HM&C), for purposes of our financial statements, the option issued to the Named Executive Officer was treated as a non-employee grant in accordance with FASB ASC Topic 505-50. In accordance with ASC 505-50, we measured compensation expense at the fair value of the stock-based compensation issued to a non-employee by using the stock price and other measurement assumptions as of the date of the earlier of: (i) a commitment for performance by the grantee has been reached or (ii) the performance by the grantee has been completed. Accordingly, grants were re-measured at each balance sheet date as additional services were performed, as applicable. The fair market value of the option granted to Mr. Lanznar in 2014 was $7,476,224 as of December 31, 2014, and the fair market values of the options granted to Messrs. Palmer, Bentley and Lanznar in 2013 were $13,179,005, $6,647,147 and $6,647,147, respectively, as of December 31, 2013. For 2013, the amounts represent the value of stock option awards granted to each of Messrs. Palmer, Bentley and Lanznar in connection with our initial public offering, each with a per share exercise price equal to the initial public offering price, for services rendered (or to be rendered) to us, which also include, for each of Messrs. Palmer, Bentley and Lanznar, options issued to such individuals, as former holders of Class B common units of Diamond LLC, in part to maintain the incentive value intended when we originally issued the Class B common units to those individuals and to provide an incentive for such individuals to continue providing services to us.
(6)	Represents the grant date fair value of an option to purchase shares of our common stock granted to the Named Executive Officer, determined in accordance with FASB ASC Topic 718. In accordance with ASC Topic 718, we measure compensation expense at fair value on the grant date and recognize this expense in the statements of operations and comprehensive income (loss) over the expected term during which our grantees provide service in exchange for the award.
(7)	Each of Messrs. Flaskey and Garavuso became an executive officer in 2014, and Mr. Garavuso first became a Named Executive Officer for purposes of this Proxy Statement.
(8)	Represents the grant date fair value of restricted stock granted to Mr. Flaskey, determined in accordance with FASB ASC Topic 718.
(9)	Includes an annual performance bonus of $795,000 and an annual sales incentive bonus of $869,761.

For the year ended December 31, 2013, Diamond LLC and the Company incurred approximately $28.1 million in management fees, incentive payments and expense reimbursements in connection with the HM&C Agreement. Additionally, for the year ended December 31, 2013, the total value of the perquisites and other benefits provided by Diamond LLC and the Company to the Named Executive Officers and certain other HM&C personnel on behalf of HM&C was approximately $0.4 million. Of such aggregate amounts in 2013, pursuant to the HM&C Agreement and on HM&C’s behalf, we provided perquisites and other benefits with an aggregate value of approximately $0.3 million, $0.01 million and $0.04 million to Messrs. Palmer, Bentley and Lanznar, respectively.

2015 Grants of Plan-Based Awards

The following table shows the grants of awards made directly by the Company in 2015 to the Named Executive Officers:

Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Stock Units(#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)
David F. Palmer	Annual Performance Bonus(1)	—	—	$4,000,000	$8,000,000	—		—		—		—

C. Alan Bentley	Stock Option(2)	5/19/2015	—	—	—	—		100,000	(3)	$32.69	(4)	$1,125,129
	Annual Performance Bonus(1)	—	—	$1,500,000	$4,500,000	—		—		—		—

Howard S. Lanznar	Stock Option(2)	5/19/2015	—	—	—	—		100,000	(3)	$32.69	(4)	$1,125,129
	Annual Performance Bonus(1)	—	—	$1,500,000	$4,500,000	—		—		—		—

Michael A. Flaskey	Stock Option(2)	5/19/2015	—	—	—	—		100,000	(3)	$32.69	(4)	$1,125,129
	Restricted Stock	5/19/2015	—	—	—	100,000	(5)	—		—		$3,269,000
	Annual Performance Bonus(1)	—	—	$750,000	$1,500,000	—		—		—		—
	Annual Sales Incentive Bonus(1)	—	—	$500,000	$2,500,000	—		—		—		—

Brian P. Garavuso	Stock Option(2)	5/19/2015	—	—	—	—		100,000	(3)	$32.69	(4)	$1,125,129
	Annual Performance Bonus	—	—	$700,000	$2,100,000	—		—		—		—

(1)	Award made pursuant to, and in accordance with, the 2013 Incentive Plan.
(2)	Award made pursuant to, and in accordance with, the 2015 Equity Plan.
(3)	The stock option vests with respect to 25% of the underlying shares of our common stock on each of the first four anniversaries of the grant date.
(4)	Represents the closing price of our common stock on May 19, 2015, the grant date of the stock option.
(5)	The restricted stock vests in four equal installments on each of the first four anniversaries of the grant date.

Outstanding Equity Awards at 2015 Year-End

The following table provides information regarding unexercised stock options and restricted stock awards at the end of 2015 held by the Named Executive Officers, all of which were granted under the 2015 Equity Plan.

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date ($)	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
David F. Palmer	1,073,850	(1)	—		$14.00	7/18/2023	—		—
	300,000	(2)	100,000	(2)	$14.00	7/18/2023

C. Alan Bentley	543,630	(1)	—		$14.00	7/18/2023	—		—
	150,000	(2)	50,000	(2)	$14.00	7/18/2023
	—		100,000	(3)	$32.69	5/19/2025

Howard S. Lanznar	543,630	(1)	—		$14.00	7/18/2023	—		—
	150,000	(2)	50,000	(2)	$14.00	7/18/2023
	250,000	(4)	250,000	(4)	$18.60	2/27/2024
	—		100,000	(3)	$32.69	5/19/2025

Michael A. Flaskey	135,907	(1)	—		$14.00	7/18/2023	100,000	(5)	$2,551,000
	90,000	(2)	30,000	(2)	$14.00	7/18/2023
	125,000	(4)	125,000	(4)	$18.60	2/27/2024
	—		100,000	(3)	$32.69	5/19/2025

Brian P. Garavuso	135,907	(1)	—		$14.00	7/18/2023	—		—
	60,000	(2)	20,000	(2)	$14.00	7/18/2023
	—		100,000	(3)	$32.69	5/19/2025

(1)	Represents stock options issued to each of Messrs. Palmer, Bentley, Lanznar, Flaskey and Garavuso in connection with our initial public offering, each with a per share exercise price equal to the initial public offering price, issued to such Named Executive Officers, as former holders of Class B common units of Diamond LLC, in part to maintain the incentive value intended when we initially issued the Class B common units to those individuals and to provide an incentive for such individuals to continue providing services to us. These options were fully vested as of the grant date.
(2)	Represents stock options issued to the Named Executive Officers in connection with our initial public offering, each with a per share exercise price equal to the initial public offering price, for services rendered (or to be rendered) to us. These options were vested with respect to 25% of the underlying shares of common stock on the grant date and vest with respect to an additional 25% of such shares on each of the first three anniversaries of the grant date.
(3)	Represents stock options issued to the Named Executive Officer on May 19, 2015. These options vest with respect to 25% of the underlying shares of common stock on each of the first four anniversaries of the grant date.
(4)	Represents stock options issued to the Named Executive Officer on February 27, 2014. These options were vested with respect to 25% of the underlying shares of common stock on the grant date and vest with respect to an additional 25% of such shares on each of the first three anniversaries of the grant date.
(5)	These shares of restricted stock vest in four equal installments on each of the first four anniversaries of the grant date.

Employment Agreements; Potential Payments Upon Termination or Change in Control

Employment Agreements

Each of the Named Executive Officers is party to an employment agreement with one of our subsidiaries (which subsidiary, in the case of Messrs. Palmer, Bentley and Lanznar is HM&C and, in the case of Messrs. Flaskey and Garavuso, is Diamond Resorts International Marketing, Inc. and Diamond Resorts Centralized Services Company, respectively). Each employment agreement provides for a specified employment term, without any express automatic or other renewal provisions, a minimum base salary, subject to increase, following annual performance reviews, in the sole discretion of the Compensation Committee or, in the case of Mr. Garavuso, the President and Chief Executive Officer. In addition, each of the employment agreements provides that the Named Executive Officer is eligible to earn an annual performance bonus based upon achievement of objectives determined by the Compensation Committee or, in the case of Mr. Garavuso, mutually agreed upon with Mr. Garavuso and consistent with similarly-situated executives. All decisions by our President and Chief Executive Officer with respect to Mr. Garavuso’s compensation are subject to review and approval by the Compensation Committee in accordance with its charter.

Mr. Palmer’s employment agreement, which is scheduled to expire on January 1, 2018, provides for a minimum base salary of $2,000,000 and an annual performance bonus target equal to 200% of Mr. Palmer’s base salary. Mr. Bentley’s employment agreement, which is scheduled to expire on January 1, 2017, provides for a minimum base salary of $750,000 and an annual performance bonus target equal to 200% of Mr. Bentley’s base salary. Mr. Lanznar’s employment agreement, which is scheduled to expire on January 1, 2017, provides for a minimum base salary of $750,000 and an annual performance bonus target equal to 200% of Mr. Lanznar’s base salary. Mr. Garavuso’s employment agreement, which is scheduled to expire on April 7, 2017, provides for a minimum base salary of $500,000 and an annual performance bonus target equal to 140% of Mr. Garavuso’s base salary; provided that any amount payable in excess of the annual performance bonus target based upon the Company’s results exceeding established goals is based upon 50% of Mr. Garavuso’s base salary. Mr. Flaskey’s employment agreement, which is scheduled to expire on May 19, 2018, provides for a minimum base salary of $750,000 and an annual performance bonus target set at $750,000. Mr. Flaskey’s employment agreement also provides that he is entitled to an annual sales incentive bonus, with the target annual sales incentive bonus opportunity for Mr. Flaskey set at $500,000. Such annual sales incentive bonus, for 2015, was payable in monthly installments and, for calendar years after 2015, up to $250,000 of such annual sales incentive bonus will be payable in monthly installments and, to the extent that any such bonus would be in excess of $250,000 in a given year, such excess would be payable, subject to achievement of objectives established by the Compensation Committee in accordance with the 2015 Bonus Plan, concurrently with the payment of any annual performance bonus. The respective annual performance bonus targets for Messrs. Palmer, Bentley, Lanznar and Flaskey are subject to increase in the determination of the Compensation Committee and, in the case of Mr. Garavuso, the Company.

These employment agreements also provide for compensation and benefits under specified circumstances in connection with the termination of the Named Executive Officer’s employment:

•	In the event the Named Executive Officer’s employment is terminated during his employment term by the Company for “Cause” or by the resignation of the Named Executive Officer, other than for “Good Reason” (as such terms are defined in the applicable employment agreement), the Named Executive Officer will be entitled to receive his base salary and benefits through the effective date of termination, any annual performance bonus earned in the prior year that has not yet been paid, and, in the case of Mr. Flaskey, any monthly installment of the annual sales incentive bonus due and earned through the effective date of termination.

•	In the event the Named Executive Officer’s employment is terminated due to his death or disability, the Named Executive Officer will be entitled to receive his base salary and benefits through the effective date of termination, a pro rata portion of his target annual performance bonus for the year in which the termination takes place, and, in the case of Mr. Flaskey, any monthly installment of the annual sales incentive bonus due and earned through the effective date of termination.

•	In the event the Named Executive Officer’s employment is terminated without “Cause” during his employment term (other than within six months following a “Change in Control”), subject to compliance with specified conditions, the Named Executive Officer will be entitled to receive his base salary for a period of 12 months following the effective date of termination, in the case of each of Messrs. Palmer, Bentley, Lanznar and Garavuso, a pro rata portion of his target annual performance bonus for the calendar year in which the termination takes place and, in the case of Mr. Flaskey, an amount equal to $2,000,000, payable in monthly installments commencing in the month following the termination. The employment agreements with each of Messrs. Palmer, Bentley, Lanznar and Flaskey provide that such payments are in addition to those to which the Named Executive Officer is entitled if his employment were terminated for “Cause.”

•	In the event the Named Executive Officer’s employment is terminated without “Cause,” or by the Named Executive Officer for “Good Reason,” within six months following a “Change in Control,” subject to compliance with specified conditions, the Named Executive Officer will be entitled to receive, in the case of each of Messrs. Palmer, Bentley, Lanznar and Garavuso, an amount equal to two times his base salary, an amount equal to two times his target annual performance bonus and, in the case of Mr. Flaskey, an amount equal to $4,000,000, payable in monthly installments commencing in the month following the termination. The employment agreements with each of Messrs. Palmer, Bentley, Lanznar and Flaskey provide that such payments are in addition to those to which the Named Executive Officer is entitled if his employment were terminated for “Cause.”

Under the employment agreements, “Cause” means any of the following: (1) the Named Executive Officer’s negligence or willful misconduct in the performance of his obligations under the employment agreement; (2) the Named Executive Officer’s breach of any provision of the employment agreement; (3) any felony indictment or conviction of the Named Executive Officer; (4) a failure of the Named Executive Officer to substantially perform his duties under the employment agreement; (5) fraud, embezzlement or any other illegal or wrongful conduct by the Named Executive Officer upon the Company, whether prior or subsequent to the commencement of the term; (6) the Named Executive Officer’s intentional infliction of any damage of material nature to any property of the Company; (7) the Named Executive Officer’s use of illegal narcotics or other illegal substances; (8) the Named Executive Officer’s breach of Company policies or the confidentiality and non-competition agreement entered into by the Named Executive Officer, including without limitation, sexual harassment and discrimination; and (9) the Named Executive Officer’s failure to comply with laws and regulations which are applicable to the Company.

In addition, under the employment agreements, a resignation following a change in control shall be deemed to be for “Good Reason” if: (1) it follows a material reduction of the Named Executive Officer’s duties and responsibilities; (2) it follows the Named Executive Officer’s being required to work at a location more than 50 miles from a location where he has been permitted to work prior to the change in control (or, in the case of Messrs. Flaskey and Garavuso, Orlando, Florida or Las Vegas, Nevada, respectively); (3) it follows a material breach of the employment agreement by the Company (which includes, among other things, a reduction in the Named Executive Officer’s base salary or target annual performance bonus opportunity); or (4) as of the effective date of the change in control, the remaining term of the employment agreement is less than one year, and the Named Executive Officer’s resignation follows the Company’s refusal to enter into either an extension or a new employment agreement that provides for an employment term of at least one additional year and employment on substantially identical terms as contained in the then-current employment agreement.

Each of the employment agreements also provides that the Named Executive Officer is entitled to participate in the Company’s executive health insurance package available to Diamond’s executives and additional benefit programs, subject to satisfaction of eligibility requirements, and reimbursement of reasonable expenses incurred in connection with the performance of his duties. In addition, each of the employment agreements includes restrictions, for a period of two years following the term of the employment agreement, on the Named Executive Officer’s ability to compete with the Company, interfere with Company relationships with HOAs or solicit employees, members, prospective purchasers, guests or customers of the Company to terminate their relationships with the Company.

None of the employment agreements provides for any income tax gross-up or similar payments. Furthermore, none of the employment agreements provides for any acceleration of equity awards upon, or in connection with, any change in control of the Company. Such matters are addressed only in our 2013 Incentive Compensation Plan, our 2015 Equity Plan and the related equity award agreements, as discussed under “— Treatment of Equity Awards upon Change in Control.”

Each employment agreement further provides that all payments and benefits otherwise due under such employment agreement are subject to recoupment in accordance with our Clawback Policy and/or in accordance with any revisions or amendments to that policy to the extent required by applicable law, by the rules of the SEC, or by the listing requirements of the NYSE. For additional information regarding our Clawback Policy, see “Compensation Discussion and Analysis—Clawback Policy” above.

Equity Awards in connection with Termination of Employment

With respect to stock options granted pursuant to either the 2013 Incentive Plan or the 2015 Equity Plan, unless the applicable award agreement provides otherwise, in the event of a grantee’s termination of employment or service (a “Termination”) due to the grantee’s death or disability, the grantee’s stock options will vest and remain exercisable until one year after the Termination (but not beyond the original stock option term), and thereafter will be cancelled and forfeited to us. In the event of a Termination without “cause” or due to “good reason” (as such terms are defined in each of the 2013 Incentive Plan or the 2015 Equity Plan) following a change in control, the options may thereafter be exercised, to the extent they were vested and exercisable at the time of the Termination, for a period of 90 days from the date of the Termination (but not beyond the original term). To the extent that the options are either (i) not exercised at the end of the 90-day period or (ii) not vested and exercisable on the date of Termination (and do not become vested as a result of the Termination), they will be immediately cancelled and forfeited to us. In the event of a Termination which is voluntary on the part of the grantee (and not due to the grantee’s death, disability or Termination due to “good reason” (as such term is defined in each of the 2013 Incentive Plan or the 2015 Equity Plan) following a change in control), the options may thereafter be exercised, to the extent they were vested and exercisable at the time of Termination, for a period of 30 days from the date of Termination (but not beyond the original term). To the extent that the options are either (i) not exercised at the end of the 30-day period or (ii) not vested and exercisable on the date of Termination, they will be immediately cancelled and forfeited to us. In the event of a Termination for cause, all unexercised options (whether vested or unvested) will be immediately cancelled and forfeited to us.

With respect to restricted stock and restricted stock units granted pursuant to either the 2013 Incentive Plan or the 2015 Equity Plan, in the event of a grantee’s Termination by reason of the grantee’s death or disability, the grantee’s restricted stock or restricted stock units will become immediately vested and no longer subject to restrictions (as set forth in the award). In the event of a Termination without cause, (i) one-third of the restricted stock or restricted stock units will become vested and no longer subject to restrictions if the Termination occurs after (A) the first anniversary of the grant date, in the case of the 2013 Incentive Plan and (B) the first anniversary of the grant date and prior to the second anniversary of the grant date, in the case of the 2015 Equity Plan, and (ii) two-thirds of the restricted stock or restricted stock units will become vested and no longer subject to restrictions if the Termination without cause occurs after the second anniversary of the grant date. All restricted stock or restricted stock units that did not become vested prior to or as of the date of Termination will immediately be cancelled and forfeited to us.

Through the date of this Proxy Statement, the only equity awards that have been made to the Named Executive Officers by the Company have been stock options and restricted stock.

Treatment of Equity Awards upon Change in Control

Unless a more restrictive provision is set forth in an award agreement, upon the occurrence of a “change in control” (as defined for each plan below), during the two-year period immediately following any change in control, a grantee’s awards will become vested, the relevant restrictions will lapse and the relevant performance goals will be deemed to be met at maximum (in the case of the 2013 Incentive Plan) or target (in the case of the 2015 Equity Plan) levels if the grantee’s employment or service is (1) involuntarily terminated without cause, in the case of either the 2013 Incentive Plan or the 2015 Equity Plan or (2) terminated by the grantee for good reason, in the case of the 2015 Equity Plan. None of the Named Executive Officers is party to an award agreement that overrides this general change in control provision.

Under the 2013 Incentive Plan, the Compensation Committee may, in order to maintain a grantee’s rights in the event of any change in control of the Company, (1) make any adjustments to an outstanding award to reflect such change in control or (2) cause the acquiring or surviving entity to assume or substitute rights with respect to an outstanding award. Furthermore, the Compensation Committee may cancel any outstanding unexercised options (whether or not vested) that have an exercise price that is greater than the fair market value of a share of our common stock as of the date of the change in control. Under the 2013 Incentive Plan, the Compensation Committee also has the ability to cash out any options (whether or not vested) that have an exercise price that is less than the fair market value of a share of our common stock as of the date of the change in control. If the Compensation Committee determines that such an award should be cashed out, the grantee will receive the lesser of the fair market value of a share of our common stock on the date of the change in control or the price paid per share in the transaction that constitutes the change in control, minus the option exercise price.

Under the 2015 Equity Plan, the Compensation Committee shall either make any adjustments to an outstanding award to reflect such change in control or cause any such award to be substituted for new rights by the acquiring or surviving entity. If an award is not assumed in connection with a change in control, it will be settled based on the price paid in the applicable transaction. To the extent options are not assumed in connection with a change in control and the option price exceeds the price paid per share as part of the transaction which constitutes the change in control, the options will be cancelled in connection with the change in control.

Under each of the 2013 Incentive Plan and the 2015 Equity Plan, a “change in control” occurs when (1) any corporation, person or other entity, including a group, becomes the beneficial owner of stock representing more than 50% of the combined voting power of our then-outstanding common stock, (2) we engage in a merger with or into another corporation (other than one of our majority-owned subsidiaries) or the sale, lease, exchange or disposition of at least 65% of our assets, and the persons who were members of the Board prior to such a transaction do not represent a majority of the directors of the surviving, resulting or acquiring entity or parent thereof, (3) we consummate a plan of liquidation, or (4) within any period of 12 consecutive months, persons who were members of the Board immediately prior to the 12-month period, together with persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during the 12-month period by or upon the recommendation of persons who were members of the Board immediately prior to the 12-month period and who constituted a majority of the Board at the time of the election, cease to constitute a majority of the Board. Notwithstanding the foregoing, a change in control will not occur with respect to a deferred compensation award unless the change in control constitutes a “change in control event” within the meaning of Treasury Regulations Section 1.409A-3(i)(5).

Potential Payments Upon Termination or Change in Control

The following table provides information regarding the amount of compensation to the Named Executive Officers in each situation involving a termination of employment, assuming that each had occurred as of December 31, 2015.

				Before Change in Control	After Change in Control(2)
Name	Benefit	Termination for Cause or by Executive(1)	Death or Disability	Termination without Cause	Termination without Cause		Termination for Good Reason
David F. Palmer	Base Salary	$—	$—	$2,000,000	$4,000,000		$4,000,000

	Annual Performance Bonus	$—	$4,000,000	$4,000,000	$8,000,000		$8,000,000

	Acceleration of Equity Awards	$—	$—	$—	$1,151,000	(3)	$—

	Total:	$—	$4,000,000	$6,000,000	$13,151,000		$12,000,000

C. Alan Bentley	Base Salary	$—	$—	$750,000	$1,500,000		$1,500,000

	Annual Performance Bonus	$—	$1,500,000	$1,500,000	$3,000,000		$3,000,000

	Acceleration of Equity Awards	$—	$—	$—	$575,500	(3)	$—

	Total:	$—	$1,500,000	$2,250,000	$5,075,500		$4,500,000

Howard S. Lanznar	Base Salary	$—	$—	$750,000	$1,500,000		$1,500,000

	Annual Performance Bonus	$—	$1,500,000	$1,500,000	$3,000,000		$3,000,000

	Acceleration of Equity Awards	$—	$—	$—	$2,303,000	(3)	$—

	Total:	$—	$1,500,000	$2,250,000	$6,803,000		$4,500,000

Michael A. Flaskey	Base Salary	$—	$—	$—	$—		$—

	Annual Performance Bonus	$—	$750,000	$—	$—		$—

	Annual Sales Incentive Bonus	$—	$—	$—	$—		$—

	Severance	$—	$—	$2,000,000	$4,000,000		$4,000,000

	Acceleration of Equity Awards	$—	$—	$—	$3,760,050	(3)	$—

	Total:	$—	$750,000	$2,000,000	$7,760,050		$4,000,000

Brian P. Garavuso	Base Salary	$—	$—	$500,000	$1,000,000		$1,000,000

	Annual Performance Bonus	$—	$700,000	$700,000	$1,400,000		$1,400,000

	Acceleration of Equity Awards	$—	$—	$—	$230,200	(3)	$—

	Total:	$—	$700,000	$1,200,000	$2,630,200		$2,400,000

(1)	Other than in the event of a termination by the Executive for Good Reason following a Change in Control.

(2)	Assumes a change in control of the Company as of December 31, 2015.
(3)	The amounts represent the value of accelerated unvested stock options and shares of restricted stock, determined as to each such award held by the Named Executive Officer by calculating (a) in the case of stock options, the amount by which $25.51, the closing price of our common stock on December 31, 2015 as reported by the New York Stock Exchange, exceeded the exercise price of that stock option, multiplied by the number of shares of common stock underlying the unvested portion of that stock option, and (b) in the case of restricted stock, $25.51 multiplied by the number of unvested shares of restricted stock.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2015, we maintained the 2013 Incentive Plan, which was approved prior to our initial public offering by our sole stockholder at such time, and the 2015 Equity Plan, which was approved by our stockholders at our 2015 annual meeting of stockholders. Pursuant to the 2013 Incentive Plan, up to an aggregate of 9,737,090 shares of our common stock were initially authorized and available for issuance to participants. The Company will not make additional equity awards under the 2013 Incentive Plan.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2015, about the securities authorized for issuance under the 2013 Incentive Plan and the 2015 Equity Plan. This table does not reflect any awards that have been made in 2016.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	8,765,865	$17.20	7,174,940	(1)

Equity compensation plans not approved by security holders	—	—	—

Total	8,765,865	$17.20	7,174,940	(1)

(1)	Excludes shares originally authorized for issuance under the 2013 Incentive Plan that have not been issued or do not underlie outstanding awards, because the Company will not make additional equity awards under the 2013 Incentive Plan.

DIRECTOR COMPENSATION

Pursuant to our policy adopted in 2015 regarding compensation of members of the Board who are not officers or employees of the Company or the Chairman or Vice Chairman of the Board, each such member of the Board is entitled to receive an annual retainer of $75,000. The Lead Director is entitled to an additional annual cash retainer of $25,000, and the Chair of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is entitled to receive an additional annual cash retainer of $35,000, $30,000 and $20,000, respectively. Further, each other member of the Audit Committee and Compensation Committee is entitled to receive an additional annual cash retainer of $10,000 and each additional other member of the Nominating and Corporate Governance Committee is entitled to an additional annual cash retainer of $5,000. The Company also pays additional monthly cash retainers to members of ad hoc Board committees while such committees are in existence. In accordance with the Non-Officer Director Share Accumulation Program pursuant to the 2013 Incentive Compensation Plan, each member of the Board who is not an officer or employee of the Company or the Chairman or Vice Chairman of the Board is entitled to elect to utilize all or a portion of his or her annual cash retainer fees (including committee fees) to acquire shares of our common stock pursuant to our Non-Officer Director Share Accumulation Program (subject to the ability to defer the receipt of such shares).

In addition, in 2015, each of the members of the Board who is not an officer or employee of the Company or the Chairman or Vice Chairman of the Board received an award of restricted stock vesting in 12 equal installments on each of the first 12 quarterly anniversaries of the grant date and based upon continued service on the Board, with a grant date value of $375,000; provided that, at the option of a director, the director could elect to defer receipt of the restricted stock award and, in such case, the director was issued restricted stock units with respect to an equivalent number of shares of common stock with similar vesting terms, but subject to the deferral election. A new director would receive an equivalent award upon joining the Board. These awards are intended to cover a period of three years of Board service, and accordingly, a director would be granted such an award only once every three years.

Additionally, to enable our directors to better understand our business and experience it from the perspective of a customer and more effectively perform their responsibilities, each member of the Board who is not an officer or employee of the Company or the Chairman or Vice Chairman of the Board is annually awarded 15,000 vacation ownership points, which can be used to stay at any of the destinations within our network of resort properties, including both our managed properties as well as affiliated resorts, hotels and cruises. These points expire 18 months from the date they were granted to the members of our Board.

Effective as of January 1, 2015, in connection with the termination of Mr. Cloobeck’s agreement to provide management and consulting services to HM&C concurrently with the consummation of the HM&C Acquisition, the Company agreed to pay Mr. Cloobeck (1) an annual cash retainer equal to two times the annual cash retainer, and (2) equity compensation equal to two times the equity compensation, in each case payable to members of the Board who are not officers or employees of the Company or the Vice Chairman of the Board. Such annual cash retainer and equity compensation is payable at the same times and on the same bases as applicable to the other members of the Board, and, like other non-officer directors, Mr. Cloobeck is entitled to elect to use all or a portion of his annual cash retainer to acquire shares of our common stock pursuant to the Non-Officer Director Share Accumulation Program.

Additionally, while Mr. Kraff has not been entitled to receive annual director compensation that we pay to directors who are not officers or employees of the Company, we provide to Mr. Kraff perquisites and benefits for the significant services that he provides to us in his capacity as Vice Chairman, including providing advice regarding the strategic direction of the Company and taking an active role in our consideration and pursuit of various strategic opportunities. The perquisites and benefits that we provided to Mr. Kraff for 2015 are included in the table below under the heading “All other compensation.”

The table below summarizes the compensation earned by each member of the Board (other than David F. Palmer, our President and Chief Executive Officer) for service on the Board for 2015. For a summary of the compensation earned by Mr. Palmer, see “Executive Compensation” above.

Name	Fees Earned or Paid in Cash (1)		Stock Awards (2)	All other compensation		Total
David J. Berkman	$270,000	(3)	$375,000	—		$645,000

Stephen J. Cloobeck	$150,000		$750,000	$427,298	(4)	$1,327,298

Richard M. Daley	$80,000		$375,000	—		$455,000

Jeffrey W. Jones	$195,000	(3)	$375,000	—		$570,000

Lowell D. Kraff	—		—	$133,611	(5)	$133,611

B. Scott Minerd	$75,000		$375,000	—		$450,000

Hope S. Taitz	$240,000	(3)	$375,000	—		$615,000

Zachary D. Warren	$75,000		$375,000	—		$450,000

Robert Wolf	$90,000		$375,000	—		$465,000

(1)	In accordance with the Non-Officer Director Share Accumulation Program, each of Messrs. Berkman, Daley, Warren and Wolf elected to use all of his $75,000 annual retainer fee and, to the extent applicable, standing committee fees to which he was entitled to acquire shares of our common stock at the price of $32.69 per share, the closing price of our common stock on the NYSE as of May 19, 2015, the date of grant (other than with respect to an aggregate of 294 of such shares issued to Mr. Wolf on June 10, 2015, which award was based upon the price of $34.03 per share, the closing price of our common stock on the NYSE as of June 10, 2015, the date of grant for such shares). Accordingly, such members of the Board were issued the following number of shares of common stock in lieu of such annual retainer fee and, as applicable, such committee fees: Mr. Berkman — 4,436 shares; Mr. Daley — 2,447 shares; Mr. Warren — 2,294 shares; and Mr. Wolf — 2,741 shares. Such shares (other than the 294 shares issued to Mr. Wolf on June 10, 2015) are valued at the fair value of $32.69 per share, the closing price of our common stock on the NYSE as of May 19, 2015, in accordance with FASB ASC Topic 718. The 294 shares issued to Mr. Wolf on June 10, 2015 are valued at the fair value of $34.03 per share, the closing price of our common stock on the NYSE as of June 10, 2015, in accordance with FASB ASC Topic 718.
(2)	In accordance with our policy regarding compensation of members of the Board who are not officers or employees of the Company or the Vice Chairman of the Board, each such member of the Board received either shares of restricted stock or restricted stock units, in each case vesting in 12 equal installments on each of the first 12 quarterly anniversaries of the grant date. These awards are intended to cover a period of three years of Board service, and accordingly, a director would be granted such an award only once every three years. The number of shares of restricted stock or restricted stock units, as applicable, issued to each such member of the Board was calculated using a price of $32.69 per share, the closing price of our common stock on the NYSE as of May 19, 2015, the date of grant, and, as a result, (a) Mr. Cloobeck was issued 22,943 shares of restricted stock, (b) each of Messrs. Jones and Minerd and Ms. Taitz was issued 11,471 shares of restricted stock, and (b) each of Messrs. Berkman, Daley, Warren and Wolf was issued 11,471 restricted stock units, in each case as equity compensation. Such shares of common stock or restricted stock units, as applicable, are valued at the fair value of $32.69 per share, the closing price of our common stock on the NYSE as of May 19, 2015, in accordance with FASB ASC Topic 718. The number of unvested restricted stock and restricted stock unit awards outstanding as of December 31, 2015 for each member of the Board (other than Mr. Palmer, our President and Chief Executive officer) was as follows: Mr. Berkman — 9,559 restricted stock units and 4,395 shares of restricted stock; Mr. Cloobeck – 19,119 shares of restricted stock; Mr. Daley — 9,559 restricted stock units and 4,395 shares of restricted stock; Mr. Jones — 9,559 shares of restricted stock; Ms. Taitz — 13,954 shares of restricted stock; Mr. Warren — 9,559 restricted stock units and 4,395 shares of restricted stock; and Mr. Wolf — 9,559 restricted stock units and 4,395 shares of restricted stock.

(3)	Includes an initial and monthly cash retainers for service on a Transaction Committee (chaired by Mr. Berkman) from May through September 2015, which totaled $125,000 for Mr. Berkman and $100,000 for each of Mr. Jones and Ms. Taitz. The Transaction Committee was established for the purpose of facilitating, reviewing and making recommendations to the full Board regarding a potential acquisition that did not occur.
(4)	Reflects the perquisites and other benefits that we provided to Mr. Cloobeck, including the payment of premiums and all related expenses for health insurance ($49,943) and the aggregate incremental cost to us of personal use of aircraft ($350,103) (as described more fully under “Perquisites and Generally-Available Benefit Programs” above). The amount of aggregate incremental cost included as compensation for personal use of our aircraft does not include amounts related to travel by guests, such as family members, accompanying Mr. Cloobeck or our executives on personal or business travel. Also includes the payment of premiums for life insurance and automobile-related expense paid by the Company.
(5)	During the year ended December 31, 2015, in consideration of Mr. Kraff’s service as Vice Chairman and active involvement in strategic matters, we provided Mr. Kraff with personal use of our aircraft (aggregate incremental cost to us of $133,611) (as described more fully under “Perquisites and Generally-Available Benefit Programs” above). The amount of aggregate incremental cost included as compensation for personal use of our aircraft does not include amounts related to travel by guests, such as family members, accompanying Mr. Kraff or our executives on personal or business travel. See also “Certain Relationships and Related Party Transactions” below for disclosure regarding payments made to Praesumo Partners, LLC, a limited liability company of which Mr. Kraff is a beneficial owner and a controlling party, which provides acquisition, development and finance consulting services to the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2015, David J. Berkman, Jeffrey W. Jones, Robert Wolf and Hope S. Taitz served on the Compensation Committee of the Board. None of the persons who served on the Compensation Committee during 2015 was an officer or employee of the Company during 2015, or at any time has been an officer of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934. In addition, none of the Company’s executive officers serves, or has served during the last completed year, as a member of the board of directors or compensation committee of any other entity that has or had one or more of its executive officers serving as a member of the Compensation Committee or the Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees the Company’s executive compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with Company management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

The Compensation Committee:

Hope S. Taitz, Chair

David J. Berkman

Jeffrey W. Jones

Robert Wolf

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2016, by the following individuals or groups: (1) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock; (2) each of our directors and director nominee; (3) each of the Named Executive Officers; and (4) all of our directors and executive officers as a group.

Unless otherwise indicated, to our knowledge, each person listed below has sole dispositive and voting power with respect to the shares of our common stock shown below as beneficially owned by such person, except to the extent authority is shared by spouses under applicable law and except for the shares of our common stock set forth next to our directors and executive officers listed as a group. We have determined beneficial ownership in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2016 are deemed to be outstanding and beneficially owned by the person holding the options. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

As of March 31, 2016, 69,711,619 shares of our common stock were issued and outstanding.

	Amount and Percentage of Beneficial ownership
Name and address of beneficial owner (1)	Shares	%
5% or Greater Stockholders:
Cloobeck Diamond Parent, LLC (2)(3)	10,522,446	15.1%
Wellington Management Group, LLP (4)	10,031,914	14.4%
DRP Holdco, LLC (3)(5)	9,448,697	13.6%
1818 Partners, LLC (3)(6)	4,967,301	7.1%
Named Executive Officers, Directors and Director Nominee:
Stephen J. Cloobeck (2)(3)(7)	16,701,345	23.9%
David F. Palmer (3)(8)	10,248,243	14.4%
Lowell D. Kraff (3)(9)	7,766,743	11.0%
Howard S. Lanznar (3)(10)	1,210,861	1.7%
C. Alan Bentley (3)(11)	770,744	1.1%
Michael A. Flaskey (3)(12)	569,907	*
Brian P. Garavuso (13)	275,448	*
David J. Berkman (14)	104,628	*
Robert Wolf (15)	34,586	*
Hope S. Taitz (16)	31,579	*
Richard M. Daley (17)	27,114	*
Zachary D. Warren (18)	24,660	*
Jeffrey W. Jones (19)	11,471	*
Frankie Sue Del Papa (director nominee)	—	—
All directors and executive officers as a group (15 persons) (2)(7)(8)(9)(10)(11)(12)(13)(14)(15)(16)(17)(18)(19)(20)	28,094,183	37.4%

*	Denotes beneficial ownership of less than 1%.
(1)	Unless otherwise specified, the address of each beneficial owner listed in the table below is c/o Diamond Resorts International, Inc., 10600 West Charleston Boulevard, Las Vegas, Nevada 89135.
(2)	Mr. Cloobeck is the sole manager of, and indirectly holds equity interests in, Cloobeck Diamond Parent, LLC. As a result, Mr. Cloobeck has the sole power to vote and dispose of all shares of our common stock held by Cloobeck Diamond Parent, LLC.

(3)	The shares of our common stock beneficially owned by such stockholder(s) are subject to the Stockholders Agreement. See “Certain Relationships and Related Party Transactions — Director Designation Agreement and Stockholders Agreement” for additional details regarding the terms of the Stockholders Agreement. As of March 31, 2016, an aggregate of approximately 27.0 million outstanding shares of our common stock were subject to the Stockholders Agreement, representing approximately 38.7% of the total number of shares of our common stock outstanding as of such date. As a result of the Stockholders Agreement, as amended, the parties thereto constitute a “group” (as such term is defined in Section 13(d)(3) of the Exchange Act and Rule 13d-5 promulgated thereunder).
(4)	The address for Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210. The shares of our common stock that are beneficially owned by Wellington Management Group LLP, are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP, which was an investment adviser to these clients as of December 31, 2015. These clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. No such client is known to have such right or power with respect to more than five percent of the shares of our common stock. The information with respect to Wellington Management Group LLP and clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP was obtained from a Schedule 13G filed by Wellington Management Group LLP on February 11, 2016.
(5)	Includes an aggregate of 4,535,426 shares of our common stock which 1818 Partners, LLC may acquire from DRP Holdco, LLC pursuant to a call option agreement. The address for DRP Holdco, LLC is 330 Madison Avenue, New York, NY 10017. DRP Holdco, LLC is an investment vehicle managed by an affiliate of Guggenheim Partners, LLC, and has members that are clients of an affiliate of Guggenheim Partners, LLC.
(6)	Includes an aggregate of 4,535,426 shares of our common stock which 1818 Partners, LLC may acquire from DRP Holdco, LLC and an aggregate of 431,875 shares of our common stock which 1818 Partners, LLC may acquire from Silver Rock Financial LLC, IN — FP1 LLC, DNSMORE, LLC and CM — NP LLC (collectively, the “Silver Rock Investors”), in each case pursuant to a call option agreement. Each call option is exercisable at an exercise price of $12.56 per share, and expires on July 21, 2016. The managing members of this stockholder are entities controlled by Messrs. Cloobeck, Palmer and Kraff. See footnotes (7) through (9) below.
(7)	Includes an aggregate of 4,535,426 shares of our common stock which 1818 Partners, LLC may acquire from DRP Holdco, LLC and an aggregate of 431,875 shares of our common stock which 1818 Partners, LLC may acquire from the Silver Rock Investors, in each case pursuant to a call option agreement. Mr. Cloobeck will have shared voting and dispositive power with Mr. Palmer and Mr. Kraff with respect to any shares of our common stock issuable upon exercise of each call option agreement held by 1818 Partners, LLC. Also includes 1,073,949 shares of our common stock held by a trust with respect to which Mr. Cloobeck has shared voting and dispositive power with his spouse. Also includes an aggregate of 114,706 shares of our common stock currently issuable upon the exercise of stock options held by Mr. Cloobeck and 17,207 shares of restricted stock that had not vested as of March 31, 2016.
(8)

Includes an aggregate of 4,535,426 shares of our common stock which 1818 Partners, LLC may acquire from DRP Holdco, LLC and an aggregate of 431,875 shares of our common stock which 1818 Partners, LLC may acquire from the Silver Rock Investors, in each case pursuant to a call option agreement. Mr. Palmer will have shared voting and dispositive power with Mr. Cloobeck and Mr. Kraff with respect to any shares of our common stock issuable upon exercise of each call option agreement held by 1818 Partners, LLC. Also includes 2,673,798 shares of our common stock held by an entity with respect to which Mr. Palmer has sole voting and dispositive power, 616,647 shares our common stock held by an entity with respect to which Mr. Palmer has sole voting and sole dispositive power, and 616,647 shares of our common stock held by an entity with respect to which Mr. Palmer’s spouse has shared voting and shared dispositive power. 401,619 shares of our common stock held by the entity over which Mr. Palmer has sole voting and dispositive power have been pledged to Guggenheim Corporate Funding, LLC, for the benefit of the lenders, to secure loans to Mr. Palmer in the principal amount of $2,017,627, and an additional aggregate of 2,050,000 shares of our common stock held by such entity had been pledged to secure a loan to such entity under a revolving credit facility in the principal amount of $21,000,000, which had been drawn in full as of March 31, 2016 (such loan being a full-recourse loan personally guaranteed by Mr. Palmer). Also includes an aggregate of 1,373,850 shares of our common stock currently issuable upon the exercise of stock options held by Mr. Palmer.
(9)	Includes an aggregate of 4,535,426 shares of our common stock which 1818 Partners, LLC may acquire from DRP Holdco, LLC and an aggregate of 431,875 shares of our common stock which 1818 Partners, LLC may acquire from the Silver Rock Investors, in each case pursuant to a call option agreement. Mr. Kraff will have shared voting and dispositive power with Mr. Cloobeck and Mr. Palmer with respect to any shares of our common stock issuable upon exercise of each call option agreement held by 1818 Partners, LLC. Also includes an aggregate of 1,586,857 shares of our common stock held by four entities with respect to which Mr. Kraff has sole voting and dispositive power. An aggregate of 1,143,897 shares of our common stock held by Best Amigos Partners, LLC have been pledged to secure a loan to Mr. Kraff under a revolving credit facility in the principal amount of $12,000,000, under which approximately $10,000,000 had been borrowed as of March 31, 2016 (such loan being a full-recourse loan). Also includes an aggregate of 1,212,585 shares of our common stock currently issuable upon the exercise of stock options held by Mr. Kraff.
(10)	Includes an aggregate of 1,093,630 shares of our common stock issuable upon the exercise of the currently vested portion (or portion that will vest within 60 days of March 31, 2016) of stock options held by Mr. Lanznar.
(11)	Includes an aggregate of 718,630 shares of our common stock issuable upon the exercise of the currently vested portion (or portion that will vest within 60 days of March 31, 2016) of stock options held by Mr. Bentley.
(12)	Includes an aggregate of 438,407 shares of our common stock issuable upon the exercise of the currently vested portion (or portion that will vest within 60 days of March 31, 2016) of stock options held by Mr. Flaskey and 100,000 shares of restricted stock that had not vested as of March 31, 2016.
(13)	Includes an aggregate of 220,907 shares of our common stock issuable upon the exercise of the currently vested portion (or portion that will vest within 60 days of March 31, 2016) of stock options held by Mr. Garavuso.
(14)	Includes 4,395 shares of restricted stock that had not vested as of March 31, 2016. Also includes 60,000 shares of our common stock held by a trust over which Mr. Berkman has shared voting and dispositive power. Mr. Berkman disclaims beneficial ownership with respect to the shares held by this trust, except to the extent of his pecuniary interest therein.
(15)	Includes 4,395 shares of restricted stock that had not vested as of March 31, 2016.
(16)	Includes 12,998 shares of restricted stock that had not vested as of March 31, 2016.
(17)	Includes 4,395 shares of restricted stock that had not vested as of March 31, 2016. Also includes an aggregate of 2,500 shares of our common stock held by a trust over which Mr. Daley has voting and dispositive power.
(18)	Includes 4,395 shares of restricted stock that had not vested as of March 31, 2016 and 6,118 shares of our common stock that Mr. Warren will receive within 60 days of March 31, 2016 (as a result of the vesting of restricted stock units and deferral elections made by Mr. Warren). Mr. Warren is a Senior Managing Director of Guggenheim Partners, LLC. Clients of, and funds or accounts managed by, affiliates of Guggenheim Partners, LLC beneficially own 9,448,697 shares of our common stock.
(19)	Includes 8,603 shares of restricted stock that had not vested as of March 31, 2016.
(20)	Includes an aggregate of 197,500 shares of our common stock issuable upon the exercise of the currently vested portion (or portion that will vest within 60 days of March 31, 2016) of stock options held by executive officers who are not Named Executive Officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

HM&C Management Services Agreement

HM&C was beneficially owned and controlled by Stephen J. Cloobeck, our Chairman of the Board, and David F. Palmer, our President and Chief Executive Officer, until the consummation of the HM&C Acquisition, effective as of January 1, 2015, as discussed below. Effective as of January 1, 2015, we acquired HM&C from Messrs. Cloobeck and Palmer. See “— Master Agreement and HM&C Acquisition” below. Pursuant to the HM&C Agreement, HM&C has provided two categories of management services to Diamond Resorts Corporation: (1) executive and strategic oversight of the services we provide to HOAs and the Collections through our hospitality and management services operations, for the benefit of us and of the HOAs and the Collections; and (2) executive, corporate and strategic oversight of our operations and certain other administrative services. HM&C provides us with the services of four of our executive officers and other of our officers and employees, and prior to 2015 also provided us with the services of Mr. Cloobeck. Prior to the HM&C Acquisition, pursuant to the HM&C Agreement, HM&C was entitled to receive (a) a lump sum annual management fee for providing HOA management services; (b) a lump sum annual management fee for providing corporate management services; (c) a lump sum annual incentive payment based on performance metrics determined by the Compensation Committee, subject to certain minimum amounts set forth in the HM&C Agreement; and (d) reimbursement of HM&C’s expenses incurred in connection with its activities under the HM&C Agreement.

Master Agreement and HM&C Acquisition

On January 6, 2015, we entered into a Master Agreement (the “Master Agreement”) with Mr. Cloobeck, HM&C, JHJM Nevada I, LLC (“JHJM”) and other entities controlled by Mr. Cloobeck or his immediate family members. Pursuant to the Master Agreement, the parties made certain covenants to and agreements with the other parties, including (1) the termination, effective as of January 1, 2015, of the services agreement between JHJM and HM&C; (2) the entry into a Membership Interest Purchase Agreement, whereby the Company acquired from an entity controlled by Mr. Cloobeck and an entity controlled by Mr. Palmer (which entities owned 95% and 5% of the outstanding membership interests of HM&C, respectively), all of the outstanding membership interests in HM&C in exchange for an aggregate purchase price of $10,000; (3) the conveyance to DRC of exclusive rights to market timeshare and vacation ownership properties from a prime location adjacent to Polo Towers on the “Las Vegas Strip,” pursuant to the terms of an Assignment and Assumption Agreement; (4) Mr. Cloobeck’s agreement to various restrictive covenants, including non-competition, non-solicitation and non-interference covenants; (5) Mr. Cloobeck’s grant to us of a license to use Mr. Cloobeck’s persona, including his name, likeness and voice; and (6) our payment to Mr. Cloobeck or his designees of an aggregate of $16.5 million.

In addition, in light of the termination of the services agreement between JHJM and HM&C and the existence of a director designation agreement dated July 17, 2013, the Company agreed in the Master Agreement that, at least through December 31, 2017, so long as Mr. Cloobeck is serving as a member of the Board, he will continue to be the Chairman of the Board, and in such capacity will receive annual compensation equal to two times the compensation paid generally to other non-employee directors, and he and his spouse and children will receive medical insurance coverage. We also provide administrative support services to Mr. Cloobeck.

Aircraft Leases

In January 2012, we entered into an Aircraft Lease Agreement with N702DR, LLC, a limited liability company of which Mr. Cloobeck, our Chairman of the Board, is a beneficial owner and a controlling party. Pursuant to this lease agreement, we lease an aircraft from N702DR, LLC and paid N702DR, LLC approximately $2.4 million pursuant to this lease agreement for the year ended December 31, 2015. In addition, pursuant to the Master Agreement described above, we agreed not to terminate this aircraft lease agreement until at least December 31, 2017, subject to certain termination provisions in the aircraft lease agreement.

Guaranty of Aircraft Lease

In December 2007, in connection with our lease of another aircraft, from Banc of America Leasing & Capital, LLC, Mr. Cloobeck entered into a guaranty in favor of Banc of America Leasing & Capital, LLC. Pursuant to this guaranty, Mr. Cloobeck guarantees our lease payments and any related indebtedness to Banc of America Leasing & Capital, LLC in connection with this aircraft lease. For the year ended December 31, 2015, we paid Banc of America Leasing & Capital, LLC approximately $1.2 million pursuant to this lease agreement. We did not compensate Mr. Cloobeck for providing these guaranties. However, pursuant to the Master Agreement described above, we agreed to indemnify and hold harmless Mr. Cloobeck and each of his affiliates from any and all amounts that Mr. Cloobeck is required to pay under the guaranty in favor of Banc of America Leasing & Capital, LLC. In exchange, Mr. Cloobeck agreed to comply with all the covenants and agreements set forth in the guaranty for so long as Mr. Cloobeck or any of his affiliates are subject to the guaranty.

Praesumo Agreement

In June 2009, we entered into an Engagement Agreement for Individual Independent Contractor with Praesumo Partners, LLC, a limited liability company of which Mr. Kraff, who is the Vice Chairman of the Board, is a beneficial owner and a controlling party. Pursuant to this engagement agreement, Praesumo provides Mr. Kraff as an independent contractor to us to provide, among other things, acquisition, development and finance consulting services. In August 2015, we entered into a fourth extension agreement that extended the agreement through August 31, 2016. During the year ended December 31, 2015, in consideration of these services provided pursuant to this agreement, we paid to Praesumo Partners, LLC, in the aggregate, approximately $1.8 million in fees and expense reimbursements. This amount does not include certain travel-related costs paid directly by us.

Guggenheim Relationship

Mr. Warren, who is a member of the Board, is a principal of Guggenheim Partners, LLC, or Guggenheim. Pursuant to the Director Designation Agreement, the Guggenheim Investor currently has the right to nominate two members to the Board, subject to certain security ownership thresholds, and Mr. Warren is the only current nominee of the Guggenheim Investor. For additional details regarding the Director Designation Agreement, see “ — Director Designation Agreement and Stockholders Agreement” below.

In connection with the amendment and restatement of our conduit facility, which was initially entered into on November 3, 2008 (the “Conduit Facility”), on April 11, 2013, an affiliate of Guggenheim became a commercial paper conduit for the Conduit Facility. On February 5, 2015, the Company entered into an amended and restated Conduit Facility agreement that extended the maturity date of the facility to April 10, 2017. On June 26, 2015, the Conduit Facility was further amended to reduce the usage-fee rate to 2.25%. The Conduit Facility bears interest at LIBOR or the commercial paper rate (having a floor of 0.50%) plus a usage-fee rate (which was 2.75% prior to the June 26, 2015 amendment), and has a non-use fee of 0.75%. Also, another affiliate of Guggenheim is currently an investor in our consumer loan backed notes designated as the DROT 2011 Notes and was an investor in the senior secured notes that were redeemed on June 9, 2014.

On May 9, 2014, the Company entered into a Senior Credit Facility Agreement, which originally provided for a $470.0 million Senior Credit Facility (including a $445.0 million term loan, issued with 0.5% of original issue discount and having a term of seven years, and a $25.0 million revolving line of credit having a term of five years). Borrowings pursuant to the Senior Credit Facility Agreement bear interest, at the Company’s option, at a variable rate equal to LIBOR plus 450 basis points (with a one percent LIBOR floor applicable only to the term loan portion) or an alternate base rate plus 350 basis points. In connection with the entry into the Senior Credit Facility Agreement, affiliates of Guggenheim (1) received fees of approximately $1.8 million relating to their participation in the Senior Credit Facility, and (2) on behalf of Guggenheim’s investment advisory clients, (i) provided an approximate aggregate principal amount of $111.3 million of the $445.0 million in term loans under the Senior Credit Facility ($110.7 million of the $442.8 million term loan proceeds received by the Company) and (ii) agreed to provide an approximate aggregate principal amount of $6.3 million in loans under the $25 million revolving line of credit.

On December 22, 2014, the Company entered into a First Amendment to the Senior Credit Facility Agreement, which allowed the Company to accelerate its use of restricted payments for its stock repurchase program. On December 3, 2015, the Company entered into a Second Amendment and First Incremental Assumption Agreement (the “Second Amendment”) to the Senior Credit Facility Agreement. The Second Amendment provides for a $150.0 million incremental term loan (the “Incremental Term Loan”) that bears the same interest rate and terms as described for the original term loan above. The Company received $147.0 million in proceeds upon the closing of the Incremental Term Loan, which was issued with 2.0% original issue discount. Affiliates of Guggenheim, on behalf of certain investment advisory clients, purchased an approximate aggregate principal amount of $26.5 million of the $150.0 million in incremental term loans. Affiliates of Guggenheim that were existing lenders under the Senior Credit Facility Agreement received standard fees of approximately $154,000 for consenting to the Second Amendment. At December 31, 2015, the outstanding principal balance under the term loan (including the Incremental Term Loan) was $574.7 million, and no principal balance was outstanding under the revolving line of credit.

See the footnotes to the table under “Security Ownership of Certain Beneficial Owners and Management” above for information regarding loans by affiliates of Guggenheim to Mr. Palmer and a call option pursuant to which 1818 Partners, LLC (the managing members of which are entities controlled by Messrs. Cloobeck, Palmer and Kraff) may acquire from an affiliate of Guggenheim shares of our common stock.

Secondary Offering

On March 10, 2015, Cloobeck Diamond Parent, LLC (“CDP”), the Guggenheim Investor and Best Amigos Partners, LLC (collectively, the “Selling Stockholders”) consummated the sale of an aggregate of 6,700,000 shares (the “Firm Shares”) of our common stock in an underwritten public offering and set forth in a final prospectus supplement dated March 5, 2015, as filed by the Company with the SEC, which supplemented the prospectus, dated March 2, 2015, contained in the registration statement on Form S-3 (File No. 333-202450) filed by the Company with the SEC on March 2, 2015. On March 20, 2015, the Selling Stockholders sold an additional aggregate of 802,316 shares (the “Over-Allotment Shares”) of our common stock to the underwriter in connection with the underwriter’s exercise of an over-allotment option, pursuant to which the Selling Stockholders granted to the underwriter a 30-day option to purchase up to 1,000,722 shares of our common stock from the Selling Stockholders to cover over-allotments. The Company did not sell any stock in the offering and did not receive any proceeds from the offering. The Company purchased from the underwriter 1,515,582 of the Firm Shares sold by the Selling Stockholders in the offering at the $32.99 price per share at which the underwriter purchased shares from the Selling Stockholders, for an aggregate purchase price of approximately $50 million. The total expenses of this offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses (including legal fees of counsel to the Selling Stockholders), were approximately $843,000.

Stephen J. Cloobeck, our Chairman, is the sole manager of, and indirectly holds equity interests in, CDP. The Guggenheim Investor is one of the Company’s largest stockholders and has the right to designate individuals to the Board. Lowell D. Kraff, our Vice Chairman, is the sole manager of Best Amigos Partners, LLC.

Registration Rights Agreement

We are party to a Second Amended and Restated Registration Rights Agreement, dated as of July 21, 2011 (the “Registration Rights Agreement”), relating to shares of our common stock held by certain of our stockholders, including CDP, 1818 Partners, LLC and the Guggenheim Investor.

Demand Registration Rights. The Registration Rights Agreement provides that (1) the Guggenheim Investor (subject to certain minimum thresholds for ownership of our common stock), or (2) the holders of a majority of the registrable securities (as defined in the Registration Rights Agreement) held by the Guggenheim Investor (collectively, the “Demand Right Investors”) may require that we register all or part of their shares, subject to certain conditions set forth in the Registration Rights Agreement. Upon receipt of a demand registration request, we will give notice to all other holders of registrable securities and will use our best efforts to effect the registration of all registrable securities requested to be registered pursuant to the demand registration and all other registrable securities requested to be registered by other holders of registrable securities in written notices delivered to us within 30 days of the demand notice. We will not be obligated to effect more than three demand registrations requested by the Demand Right Investors, other than short-form registrations requested by the Demand Right Investors, for which we must accept an unlimited number of demand registration requests, subject to applicable minimum thresholds. We must pay all expenses in connection with these demand registrations. If a demand registration is an underwritten offering and the managing underwriters determine that the number of shares of common stock requested to be included in such registration is too high, we may cut back the number of shares to be included in the offering pursuant to these demand registration rights.

Piggyback Registration Rights. Under the Registration Rights Agreement, whenever we propose to register any shares of our common stock under the Securities Act for our own account or for the account of any holder of such shares (other than (1) pursuant to a demand registration described above or (2) pursuant to a registration statement on Form S-4 or S-8 or any similar or successor form and other than in connection with a registration the primary purpose of which is to register debt securities (i.e., in connection with a so-called “equity kicker”)), we will give prompt written notice to all holders of registrable securities of our intention to effect such a registration and will use our best efforts to effect the registration of all registrable securities requested to be registered in written notices delivered to us within 30 days of the demand notice. We must pay all expenses in connection with these piggyback registrations. If the managing underwriters in an underwritten primary registration determine that the number of shares of common stock requested to be included in such registration is too high, we may cut back the number of shares to be included in the offering pursuant to these piggyback registration rights.

Director Designation Agreement and Stockholders Agreement

We and certain stockholders are party to the Director Designation Agreement, which provides that the Board shall nominate for election to the Board, subject to the terms and conditions set forth in the agreement, our Chief Executive Officer and designees of each of CDP and the Guggenheim Investor as discussed above. See “Governance of the Company—Is the Company party to any agreements affecting the governance of the Company?”

The Director Designation Agreement also provides that the stockholders party thereto are subject to a standstill provision following the consummation of our initial public offering, providing that none of such stockholders are permitted to, among other things:

•	seek or propose a merger, acquisition, tender offer or other extraordinary transaction with or involving us or our subsidiaries or any of our respective securities or assets;

•	call a meeting of our stockholders or initiate a stockholder proposal; or

•	engage, or in any way participate, directly or indirectly, in any solicitation of proxies or consents, other than in connection with the designation of board nominees pursuant to the Director Designation Agreement or in connection with voting such stockholder’s shares of our common stock in favor of the board nominees in accordance with the terms of the Stockholders Agreement.

The Director Designation Agreement, and the rights and obligations of the parties thereunder, will terminate when the stockholders party thereto no longer own an aggregate of at least 20% of our outstanding common stock.

Additionally, we and certain stockholders are party to the Stockholders Agreement, pursuant to which the stockholders party thereto have agreed to cause the shares of our common stock held by them to be voted for nominees of the Board designated pursuant to the Director Designation Agreement and for all other persons nominated by the Board, as described above. See “Have any stockholders already agreed to vote for any of the proposals?” above.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law and provides for the indemnification of our directors and officers to the fullest extent permitted by Delaware law. We also entered into indemnification agreements with our directors and executive officers that require us to indemnify those individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding as to which they could be indemnified. We also maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Policies and Procedures for Related Party Transactions

We have a written policy regarding review and approval of related party transactions. Pursuant to this policy, a related party transaction is a transaction in which we or any of our subsidiaries was, is or will be a participant and in which any related party had, has or will have a direct or indirect interest. For purposes of the policy, a related party means the following:

•	any person who is, or at any time since the beginning of the last fiscal year was, one of our directors or executive officers, or a director, manager or officer of any company primarily engaged in providing the services of its employees to us (a “Service Provider”) or a nominee to become one of our directors or a director or manager of any Service Provider;

•	any known beneficial owner of 5% or more of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

Under the policy, in the event that a related party transaction is identified prior to being consummated or amended: (i) if the amount involved is $120,000 or less, the related party transaction may be approved by our Senior Vice President and General Counsel (or, in the case of a transaction involving the Senior Vice President and General Counsel, by the chair of the Audit Committee), provided that, if the proposed transaction in any way involves one of our “independent” directors, the Senior Vice President and General Counsel (or the chair of the Audit Committee, as applicable) also determines (after consultation with outside legal counsel, as deemed appropriate by such individual) that the consummation of such proposed transaction would not adversely affect the independence of such director (including, if such director is a member of the Audit Committee or the Compensation Committee, for purposes of service on such committee) and (ii) if the amount involved is greater than $120,000, if the transaction is otherwise not eligible for approval by the Senior Vice President and General Counsel or the chair of the Audit Committee, or if the Senior Vice President and General Counsel (or the chair of the Audit Committee, as applicable) otherwise determines that such transaction should be submitted to the full Audit Committee, such transaction will be (A) submitted to the Audit Committee for consideration at its next quarterly meeting, or (B) in those instances in which the Senior Vice President and General Counsel determines that it is not practicable or desirable for us to wait until the next quarterly meeting of the Audit Committee, submitted to the chair of the Audit Committee, who possesses delegated authority to act between meetings of the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires our officers and directors and persons who own greater than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on a review of the forms we have received and on written representations from certain reporting persons that no such forms were required for them, we believe that all Section 16 filing requirements applicable to our officers, directors and 10% beneficial owners were complied with on a timely basis during the year ended December 31, 2015.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee appointed BDO USA, LLP, an independent registered public accounting firm, as auditors of our financial statements for 2015. BDO USA, LLP has served as auditors for us since our inception, and served as the auditors of Diamond LLC since 2006. The Audit Committee has determined to afford stockholders the opportunity to express their opinions on the matter of auditors and, accordingly, is submitting to the stockholders at the Annual Meeting a proposal to ratify the Audit Committee’s appointment of BDO USA, LLP. If a majority of the shares present, in person or represented by proxy, and entitled to vote are not voted in favor of the ratification of the appointment of BDO USA, LLP, the Board will interpret this as an instruction to seek other auditors.

It is expected that representatives of BDO USA, LLP will be present at the meeting and will be available to respond to appropriate questions. They will be given an opportunity to make a statement if they desire to do so.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3 TO RATIFY THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2016.

INDEPENDENT AUDITOR FEES

The following table sets forth the aggregate fees and expenses billed for professional services rendered by our independent auditors, BDO USA, LLP, for the years ended December 31, 2015 and December 31, 2014, respectively (in thousands):

Description of Fees	2015	2014
Audit Fees	$1,731	$1,618
Audit-Related Fees	292	205
Tax Fees	—	—
All Other Fees	—	—

Total	$2,023	$1,823

Audit Fees. Consists of fees for the audits of our consolidated annual financial statements for the specified years, the review of our quarterly financial statements, annual audits required for our special-purpose subsidiaries, a comfort letter issued in connection with a public offering pursuant to a Form S-3 registration statement and services relating to the filing of a Form S-8 registration statement.

Audit-Related Fees. Consists of fees incurred for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements that are not reported under “Audit Fees.” These fees for 2015 and 2014 were incurred for audits related to our employee benefit plans and THE Club and agreed-upon procedures required by the lenders of our securitization notes and our Conduit Facility.

Tax Fees. Consists of fees incurred for professional services for tax compliance, tax advice and tax planning. These services include tax planning, assistance with the preparation of various U.S. federal and state tax returns, and advice on other tax-related matters. We did not incur any such fees for 2015 or 2014.

All Other Fees. Represents fees incurred for services provided to us other than those included in the categories above. We did not incur any such fees for 2015 or 2014.

In each of 2015 and 2014, BDO USA, LLP did not provide, or bill us for, any services other than those described above.

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by our independent auditors. For services with fees anticipated to be less than $25,000, the Audit Committee may delegate the authority to one or more designated Audit Committee members to pre-approve such additional services, and such pre-approvals must be communicated to the full Audit Committee at its next meeting. The Audit Committee pre-approved all audit services for both 2015 and 2014.

AUDIT COMMITTEE MATTERS

Audit Committee Charter — The Audit Committee has adopted a written charter, which is available on our website at www.diamondresorts.com in the “Investor Relations — Corporate Governance” section and is available in print upon request. Our Audit Committee reviews corporate governance developments and will modify its charter and practices as warranted.

Audit Committee Members — The current members of our Audit Committee are David J. Berkman, Jeffrey W. Jones and Hope S. Taitz. Ms. Taitz is the Chair of our Audit Committee. Each member of the Audit Committee is “financially literate” and has accounting- or financial-related expertise, in each case as required by the rules of the NYSE, and qualifies as an “audit committee financial expert,” as defined in SEC rules under the Sarbanes-Oxley Act of 2002. The Board has determined that each of Messrs. Berkman and Jones and Ms. Taitz meets the independence requirements for audit committee members of the NYSE.

Audit Committee Report — In connection with the filing and preparation of our Annual Report on Form 10-K for 2015, the Audit Committee:

1)	reviewed and discussed the audited financial statements with our management and our independent auditors, including meetings where our management was not present;

2)	discussed with our independent registered public accountants the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees;

3)	reviewed the selection, application and disclosure of our critical accounting policies pursuant to SEC Financial Release No. 60, “Cautionary Advice Regarding Disclosure of Critical Accounting Policies;” and

4)	received and reviewed the written disclosures and the letter from our independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent accountants the independent accountants’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015.

Audit Committee
Hope S. Taitz, Chair David J. Berkman Jeffrey W. Jones

MISCELLANEOUS AND OTHER MATTERS

Solicitation

The cost of this proxy solicitation will be borne by the Company. We may request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals. The Company will reimburse such banks, brokers, fiduciaries, custodians, nominees and other record holders for their reasonable out-of-pocket expenses of solicitation.

Deadlines for Submission of Proxy Proposals of Stockholders and Stockholder Nominations of Directors

Under Rule 14a-8 under the Exchange Act, proposals of stockholders for the 2017 Annual Meeting of Stockholders will not be included in the proxy statement for that annual meeting unless the proposal is proper for inclusion in the proxy statement and is received by the Secretary of the Company at our principal executive offices not later than December 16, 2016, the date that is 120 calendar days before the first anniversary of the date of this Proxy Statement.

Pursuant to our Amended and Restated Bylaws, stockholders desiring to bring business before, or nominate a person or persons for election to the Board at, the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”), other than business to be included in the Company’s proxy materials pursuant to Rule 14a-8, must deliver written notice to, or mail such written notice so that it is received by, the Secretary of the Company, at the principal executive offices of the Company, no earlier than January 24, 2017 and no later than February 23, 2017, except that if the date of the 2017 Annual Meeting is advanced more than 30 days prior to, or delayed by more than 60 days after, May 24, 2017 (which will be the first anniversary of the Annual Meeting), such written notice must be delivered no later than the later of (i) 10 days after the Company has publicly disclosed the date of the 2017 Annual Meeting and (ii) 90 days prior to the date of the 2017 Annual Meeting. In the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Company on or before February 13, 2017, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase in the size of the Board, if it is delivered no later than the 10th day following the day on which the Company publicly announces the date of the 2017 Annual Meeting.

Other Business

The Board is not aware of any other matters to be presented at the Annual Meeting other than those mentioned in our Notice of Annual Meeting of Stockholders enclosed herewith. If any other matters are properly brought before the Annual Meeting, however, it is intended that the persons named in the proxy will vote as the Board directs.

Additional Information

We are subject to the information and reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can request copies of these documents, for a copying fee, by writing to the SEC. These reports, proxy statements and other information are also available on the Internet website maintained by the SEC at www.sec.gov and in the “Investor Relations — SEC Filings” section of our corporate website at www.diamondresorts.com. We will furnish without charge copies of our Audit Committee charter, our Compensation Committee charter and our Nominating and Corporate Governance Committee charter and our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC, including the financial statements and attached schedules, upon the written request of any person who is a stockholder as of the record date. We will provide copies of the exhibits to the Annual Report upon payment of a reasonable fee, which will not exceed our reasonable expenses incurred. Requests for such materials should be directed to Diamond Resorts International, Inc., 10600 West Charleston Boulevard, Las Vegas, Nevada 89135, Attention: Jared T. Finkelstein, General Counsel. Our committee charters and other corporate governance documents are also available on our website at www.diamondresorts.com in the “Investor Relations — Corporate Governance” section. You may read, without charge, and copy, at prescribed rates, all or any portion of any reports, statements or other information in the files at the public reference room at the SEC’s principal office at 100 F Street NE, Washington, D.C., 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room.

You may read, without charge, and copy at prescribed rates all or any portion of any reports, statements or other information in the files at the public reference room at the SEC’s principal office at 100 F Street NE, Washington, D.C., 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room.

By Order of the Board of Directors,

Jared T. Finkelstein

General Counsel and Corporate Secretary

Las Vegas, Nevada

April 15, 2016

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ««« EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

DIAMOND RESORTS INTERNATIONAL, INC.	Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 23, 2016.
INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
PHONE – 1 (866) 894-0537 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.
PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE ● DO NOT SEPARATE ● INSERT IN ENVELOPE PROVIDED ▲

PROXY	Please mark your votes like this	☒

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” EACH OF PROPOSALS 2 AND 3 AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

						FOR	AGAINST	ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”: 1. Proposal to re-elect each of Stephen J. Cloobeck and Robert Wolf, and elect Frankie Sue Del Papa, to the Company’s Board of Directors, each for a three-year term expiring at the 2019 Annual Meeting of Stockholders.				2.	Proposal to approve, in a non-binding advisory vote, the compensation paid to the Company’s named executive officers.	☐	☐	☐
						FOR	AGAINST	ABSTAIN
(01) Stephen J. Cloobeck	FOR all Nominees listed to the left	WITHHOLD AUTHORITY to vote for all Nominees listed to the left	FOR all Nominees listed to the left except as marked	3.	Proposal to ratify the appointment by the Board of Directors of independent registered public accounting firm BDO USA, LLP as the independent auditors of the Company’s financial statements for the year ending December 31, 2016.	☐	☐	☐

(02) Robert Wolf

(03) Frankie Sue Del Papa	☐	☐	☐
(Instruction: To withhold authority to vote for any individual nominee, mark “FOR all Nominees listed to the left except as marked” and strike a line through that nominee’s name in the list above)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.	COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature, if held jointly	Date	,	2016.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held May 24, 2016

The proxy statement and our 2015 Annual Report to Stockholders are available at http://www.diamondresorts.com/2016proxy

▲ FOLD HERE ● DO NOT SEPARATE ● INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

DIAMOND RESORTS INTERNATIONAL, INC.

The undersigned appoints Howard S. Lanznar and Jared T. Finkelstein, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Diamond Resorts International, Inc. held of record by the undersigned at the close of business on March 31, 2016 at the Annual Meeting of Stockholders of Diamond Resorts International, Inc. to be held on May 24, 2016, or at any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” EACH OF PROPOSALS 2 AND 3 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued, and to be marked, dated and signed, on the other side)